Exhibit 10.6
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
HIGHLANDS HOLDINGS, LTD.
HIGHLANDS MERGER SUB, LTD.
and
ASPEN INSURANCE HOLDINGS LIMITED
Dated as of August 27, 2018

i

EXHIBITS

Exhibit A	Statutory Merger Agreement

Exhibit B	Company Bye-Law Amendment

SCHEDULES

Schedule I	Required Regulatory Approvals

Schedule II	Company Insurance Subsidiaries Ratings

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 27, 2018, among Aspen Insurance Holdings Limited, a Bermuda exempted company (the “Company”), Highlands Holdings, Ltd., a Bermuda exempted company (“Parent”), and Highlands Merger Sub, Ltd., a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS the Board of Directors of each of the Company (the “Company Board”), Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have, by a unanimous vote of all directors present, (i) approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that, immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent, or Merger Sub, as applicable and (iii) declared the advisability of this Agreement, the Statutory Merger Agreement, and the Merger;
WHEREAS the Company Board has, by a unanimous vote of all directors present, (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitute fair value for each 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share in accordance with the Bermuda Companies Act, (iii) determined that the preferred shares of the Surviving Company as described in Section 3.01(e) constitute fair value for each 5.625% Perpetual Non-Cumulative Preference Share in accordance with the Bermuda Companies Act, (iv) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (v) approved the Merger, this Agreement and the Statutory Merger Agreement and (vi) resolved, subject to Section 6.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;
WHEREAS, the Company Board has (i) authorized and approved the Bye-Law Amendment (as hereinafter defined), and deems it advisable and in the best interests of the Company and (ii) resolved to recommend approval of the Bye-Law Amendment to the Company’s shareholders;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Lux) IX, SCSp and Apollo Overseas Partners IX, L.P. (collectively, “Guarantors”) are entering into a limited guarantee pursuant to which Guarantors are guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement, subject to the terms and conditions set forth therein (the “Guarantee”), and (b) Parent has delivered the Commitment Letters (as hereinafter defined) to the Company; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
ARTICLE I.
DEFINITIONS AND TERMS
Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
“5.625% Preference Shares” means the Company’s 5.625% Perpetual Non-Cumulative Preference Shares.
“5.95% Preference Shares” means the Company’s 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares.
“A.M. Best” means A.M. Best Company, Inc.
“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions relating to confidentiality that are not less restrictive on the other party than those contained in the Confidentiality Agreement; provided that no such confidentiality agreement (a) need prohibit the making, or amendment, of any Takeover Proposal to the Company or (b) shall prohibit or prevent the Company from disclosing to Parent the terms and conditions of any Takeover Proposal or the identity of the Person or group of Persons making such Takeover Proposal or otherwise keeping Parent reasonably informed of the developments with respect to any Takeover Proposal (including any changes thereto) or otherwise complying with its obligations hereunder.
“Action” means any legal or administrative proceeding, suit, investigation, arbitration or action.
“Actuary Report” has the meaning set forth in Section 6.18(b)(vi).
“Adverse Recommendation Change” has the meaning set forth in Section 6.02(d).
“Advisers Act” means the Investment Advisers Act of 1940.
“Advisory Client Consents” has the meaning set forth in Section 6.13.

“Advisory Contract” means any written agreement pursuant to which the IA Subsidiary provides investment advisory, investment management, commodity trading or collateral management services (including subadvisory services) to a Client.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Agreed Standard” means, with respect to any determination regarding CAT Events made by any Person at any time, that such Person made such determination reasonably and in good faith and after taking into account all relevant information reasonably available, including available industry loss estimates from reliable sources, the Company’s own estimates and modeling with respect to losses arising out of such CAT Events (or the Company’s representations regarding such estimates and modeling, as applicable), the amount of time that has passed since the occurrence of such CAT Events and relevant historical experience regarding events that were similar to such CAT Events.
“Agreement” has the meaning set forth in the preamble.
“ALAE” means allocated loss adjustment expenses.
“Anti-Corruption Laws” has the meaning set forth in Section 4.08(c).
“Anti-Money Laundering Laws” means laws, regulations, and orders regarding anti-money laundering to the extent applicable to any of the Company or any Subsidiary, including the U.S. Bank Secrecy Act, the USA PATRIOT Act, and Bermuda’s Proceeds of Crime Act 1997, Anti-Terrorism (Financial and Other Measures) Act 2004, Proceeds (Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement) Act 2008, and the Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing) Regulations 2008, including the Company’s know-your-customer obligations.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Company Insurance Subsidiary’s domiciliary jurisdiction.
“Appraisal Withdrawal” has the meaning set forth in Section 3.05(b).

“Appraised Fair Value” has the meaning set forth in Section 3.05(a).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).
“Bermuda Companies Act” has the meaning set forth in Section 2.01.
“Book-Entry Share” has the meaning set forth in Section 3.01(c).
“business day” means any day, except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by Law to be closed.
“Bye-Law Amendment” means the amendment to the Company’s Bye-Laws set forth on Exhibit B.
“Capitalization Date” has the meaning set forth in Section 4.02(a).
“CAT Event” means any of the following events that first occurs during the Measurement Period: (i) any hurricane, windstorm, tropical storm, typhoon, cyclone, earthquake, seaquake, wildfire, severe thunderstorm, winter storm, flood, volcanic eruption, meteorite impact, weather event or any other naturally occurring peril that is identified by PCS as a “catastrophe” (or equivalent designation); (ii) any natural catastrophe event that is identified by PERILS; (iii) any tsunami that makes landfall in the country of Japan; (iv) any weather system that makes landfall in the country of Japan and is named by the Japan Meteorological Agency to be a tropical cyclone; (v) any event which is allocated a Catastrophe Code by Lloyd’s of London; (vi) any other natural catastrophe event of similar type and size as those identified in clauses (i) through (v) above and that occurs in a location that is not covered by PCS or PERILS; (vii) any act of terrorism or Human-Made Catastrophe; or (viii) any Life-Related Catastrophe.
“Ceded Reinsurance Contract” means any reinsurance or retrocession treaty or agreement, slip, binder, cover note, or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent that, as of December 31, 2017, had at least $10,000,000 in gross ceded reserves or involved an annual premium of at least $2,500,000.
“Certificate” has the meaning set forth in Section 3.01(c).
“Certificate of Merger” has the meaning set forth in Section 2.02.
“Change of Recommendation Notice Period” has the meaning set forth in Section 6.02(d).
“Client” means any Private Fund or other client to which the IA Subsidiary provides investment advisory (including any subadvisory), investment management or commodity trading advisory or collateral management services.
“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.
“COBRA” has the meaning set forth in Section 4.10(c).
“Code” means the U.S. Internal Revenue Code of 1986.
“Commitment Letters” means, collectively, the Equity Commitment Letter and the Debt Commitment Letter.
“Company” has the meaning set forth in the preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 6.02(d).
“Company Award” means a Company Performance Unit, Company Phantom Share or Company RSU Award, as applicable.
“Company Board” has the meaning set forth in the recitals.
“Company Board Recommendation” has the meaning set forth in Section 4.03(b).
“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended up to and including the date of this Agreement.
“Company Charter” means the Company’s Memorandum of Association, as amended up to and including the date of this Agreement.
“Company Disclosure Letter” has the meaning set forth in Article IV.
“Company Employee” has the meaning set forth in Section 6.10(a).
“Company ESPP” has the meaning set forth in Section 3.03(b)(i).
“Company Financial Statements” has the meaning set forth in Section 4.05(b).
“Company Insurance Approvals” has the meaning set forth in Section 4.04.
“Company Insurance Subsidiary” means any Subsidiary of the Company that conducts the business of insurance or reinsurance or is licensed as a Lloyd’s corporate member or Lloyd’s managing agent.
“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.
“Company Notice” has the meaning set forth in Section 6.02(d).

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.
“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) that is sponsored or maintained by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which the Company or any of its Subsidiaries has any liability, other than any such employee pension benefit plan sponsored by a Governmental Authority.
“Company Performance Unit” has the meaning set forth in Section 3.03(a)(i).
“Company Phantom Share” has the meaning set forth in Section 3.03(a)(ii).
“Company Plan” means each plan, program, policy, agreement or other arrangement, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) a Company Pension Plan, (c) a share option, share purchase, share appreciation right, restricted share, restricted share unit or other share- or equity-based compensation agreement, program or plan, (d) an individual employment, consulting, severance, change of control, retention or other similar agreement to which the Company or any of its Subsidiaries is a party or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, benefit, fringe-benefit or similar plan, program, policy, agreement or other arrangement, in each case that is sponsored or maintained by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which the Company or any of its Subsidiaries is a party or has any liability, other than, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.
“Company Related Party” means each of the Company, its Subsidiaries and any of its or their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.
“Company Rights” has the meaning set forth in Section 4.02(b).
“Company RSU Award” has the meaning set forth in Section 3.03(a)(iii).
“Company SEC Documents” has the meaning set forth in Section 4.05(a).
“Company Securities” has the meaning set forth in Section 4.02(b).
“Company Share Plans” means, collectively, (i) the 2003 Share Incentive Plan, (ii) the 2013 Share Incentive Plan, and (iii) the 2016 Stock Incentive Plan for Non-Employee Directors, in each case, as amended from time to time.

“Company Share Purchase Plan Awards” has the meaning set forth in Section 3.03(b)(ii).
“Company Shareholder Approval” has the meaning set forth in Section 4.03(d).
“Company Shareholders Meeting” has the meaning set forth in Section 6.03(a).
“Company Shares” has the meaning set forth in Section 3.01.
“Company Statutory Statements” has the meaning set forth in Section 4.18(a).
“Company Termination Fee” means a cash amount equal to $82,935,000.
“Confidentiality Agreement” means the confidentiality agreement, dated April 3, 2018, by and between the Company and Parent.
“Consent” means any consent, waiver, approval, license, Permit, order, non-objection, or authorization.
“Continuation Period” has the meaning set forth in Section 6.10(a).
“Contract” means, with respect to any Person, any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract, or other agreement, instrument, obligation or authorization, to which such Person is a party or by which such Person’s assets or properties are bound.
“Council” means the Council of Lloyd’s as constituted by the Lloyd’s Act 1982, including its delegates and persons by whom it acts.
“Debt Commitment Letter” means any executed debt commitment letter, dated on or after the date hereof, by and among Parent and the Debt Financing Sources, pursuant to which the Debt Financing Sources agree to provide, subject to the terms and conditions set forth therein, the Debt Financing. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced.
“Debt Financing” means the debt financing in the amount(s) set forth in the Debt Commitment Letter. For purposes of this Agreement, references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced.
“Debt Financing Sources” means the lenders, arrangers, bookrunners and agents party to the Debt Commitment Letter.
“Debt Financing Sources Related Party” means the Debt Financing Sources, together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.

“Designated Representatives” has the meaning set forth in Section 6.07.
“Determination Right” has the meaning set forth in Section 6.18(a).
“Dispute Notice” has the meaning set forth in Section 6.18(b)(iii).
“Dissenting Shares” means Company Shares held by a holder of Company Shares, 5.95% Preference Shares or 5.625% Preference Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares, 5.95% Preference Shares or 5.625% Preference Shares to require appraisal of their Company Shares, 5.95% Preference Shares or 5.625% Preference Shares pursuant to the Bermuda Companies Act, (c) perfected such right to appraisal, and (d) did not deliver an Appraisal Withdrawal.
“Effective Time” has the meaning set forth in Section 2.02.
“Engagement Letters” has the meaning set forth in Section 4.24.
“Equity Commitment Letter” means the letter agreement, dated as of the date hereof, by and among Parent and the Investors, pursuant to which the Investors committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the Equity Financing on the date on which the Closing should occur pursuant to Section 2.06, and which provides that the Company is a third-party beneficiary thereof in accordance with the terms set forth therein.
“Equity Financing” means an amount in cash equal to the amount set forth in the Equity Commitment Letter.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be, or, to the extent that the Company or any of its Subsidiaries could have liability with respect to such trade or business, was, deemed to be a single employer within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 3.02(a).
“Existing Debt Documents” has the meaning set forth in Section 6.14.
“Existing Revolving Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of March 27, 2017, among the Company, certain Subsidiaries of the Company party thereto, Barclays Bank plc, as administrative agent, and the lenders party thereto from time to time.

“FASB” means the Financial Accounting Standards Board.
“Filed SEC Documents” has the meaning set forth in Article IV.
“Financing” means, collectively, the Debt Financing and the Equity Financing.
“Financing Uses” has the meaning set forth in Section 5.05(a).
“Franchise Board” means the Franchise Board established by the Council or any subcommittee or officer or employee of Lloyd’s authorised by the Council or Franchise Board to discharge the duties and functions or to exercise the powers and discretions specified in such authorization.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission, or authority or other legislative, executive, or judicial governmental entity, whether federal, national, provincial, state, local, foreign, or multinational, including Lloyd’s.
“Guarantee” has the meaning set forth in the recitals.
“Guarantors” has the meaning set forth in the recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Human-Made Catastrophe” means a disastrous event that is caused by identifiable human action (whether intentional, deliberate, negligent, reckless or otherwise) that results in large-scale losses comprising environmental damage, physical property damage, loss of services or business, loss of life or other damages that are insured or reinsured by the global insurance or reinsurance industry and that the global insurance and reinsurance industry generally considers (or is reasonably likely with the passage of time generally to consider) to be a “human-made disaster” or “human-made catastrophe.” For illustrative purposes only, the parties agree that examples of human-made catastrophes could include spills, fires, contamination, aviation, rail and maritime disasters, industrial and mining accidents, building and bridge collapses, power plant failures and release of dangerous substances.
“IA Filings” has the meaning set forth in Section 4.26(a)(ii).
“IA Subsidiary” means Aspen Capital Advisors Inc.
“Indebtedness” has the meaning set forth in Section 6.01(a)(v).
“Indemnitee” has the meaning set forth in Section 6.08(a).
“Independent Actuary” has the meaning set forth in Section 6.18(b)(v).

“Insurance Contract” means any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries.
“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign, or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators (including, for the avoidance of doubt, Lloyd’s Regulations and the handbooks of the UK Financial Conduct Authority and the UK Prudential Regulation Authority, respectively).
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.
“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent application; any trademark, service mark, trade name, logo, business name, brand name, Internet domain name, social media identifier, design right and other similar designations of source or origin, including any and all goodwill associated therewith; any copyright, or database rights (including rights in Software); all registrations and application to register or renew the registration of any of the foregoing, and any Trade Secret.
“Intervening Event” means a material effect, change, event, circumstance, state of facts, development, or occurrence relating to the Company and its Subsidiaries, taken as a whole, (a) that was not known to the Company Board prior to the execution of this Agreement, (b) is not reasonably foreseeable as of the date of this Agreement, and (c) first arises or occurs or, if such effect, change, event, circumstance, state of facts, development, or occurrence existed as of the date of this Agreement, becomes known to the Company Board, after the execution of this Agreement and on or prior to the date of the Company Shareholder Approval; provided that such effect, change, event, circumstance, state of facts, development, or occurrence is not specifically related to the receipt, existence of, or terms of a Takeover Proposal or any inquiry relating thereto.
“Investment Assets” has the meaning set forth in Section 4.12(a).
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Guidelines” has the meaning set forth in Section 4.12(a).
“Investors” has the meaning set forth in the Equity Commitment Letter.
“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network, and other information technology equipment, owned, leased, or licensed by the Company or any of its Subsidiaries.
“Knowledge” means, (a) with respect to the Company, the knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 1.01 of the Company Disclosure Letter and (b) with respect to Parent, the knowledge, after reasonable inquiry of direct reports, of the individuals listed on Section 1.01 of the Parent Disclosure Letter.
“Laws” means federal, national, provincial, state, local, or multinational laws, statutes, common law, ordinances, codes, rules, and regulations.
“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations, or security interests of any kind or nature.
“Life-Related Catastrophe” means a catastrophe that is not a natural catastrophe event or Human-Made Catastrophe (such as pandemics or an epidemic of infectious disease, whether viral, bacterial or otherwise) that causes mortality rates in a relevant geographic region to increase significantly from historical or generally expected experience.
“Lloyd’s” means the Council and Society and Corporation of Lloyd’s created and governed by the Lloyd’s Act 1871 to 1982 of England and Wales, including for the avoidance of doubt the Franchise Board.
“Lloyd’s Regulations” has the meaning set forth in Section 4.17(a)(iv).
“Loss Report” has the meaning set forth in Section 6.18(b)(i).
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code, or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of, or install itself within or on any Software, computer data, network memory, or hardware.
“Material Adverse Effect” means any effect, change, event, circumstance, state of facts, development, or occurrence that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the business, operations, results of operations, assets and liabilities (considered together), or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) changes, events, or conditions generally affecting the insurance, reinsurance, risk management, or investment management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk; (b) general economic or regulatory, legislative, or political conditions or securities, credit, financial, or other capital markets conditions in any jurisdiction (including changes in the value of the

Investment Assets, to the extent arising from any of the foregoing); (c) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period; (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism), or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism, or man-made disaster; (e) the occurrence or continuation of any volcanic eruption, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake, wildfire, or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which the Company or any of its Subsidiaries is a party arising from such a natural disaster); (f) the negotiation, execution, and delivery of this Agreement or the public announcement or performance of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedants, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities, or reinsurance providers, and including any Action arising out of any of the foregoing; (g) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength, or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses; (h) any change, in and of itself, in the market price, ratings, or trading volume of the Company’s or any of its Subsidiaries’ securities; (i) any change in applicable Law, GAAP (or authoritative interpretation or enforcement thereof), or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator, and the FASB; (j) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement; (k) any failure of the Company or any of its Subsidiaries to take an action prohibited by the terms of this Agreement (but only if the Company has requested and Parent has refused to provide a waiver of the applicable prohibition in this Agreement in a reasonably timely manner); (l) the effects of any breach or violation of any provision of this Agreement by Parent or any of its Affiliates; or (m) the potential departure of the United Kingdom (or any part thereof) from the European Union, negotiations with respect to passporting rights (as defined in the UK Financial Conduct Authority handbook) and any resultant effects thereof (it being understood that (A) the exceptions in clauses (c), (g), and (h) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the other exceptions provided by clauses (a) through (m) hereof) constitutes, or contributed to, a Material Adverse Effect and (B) the exceptions in clause (i) shall not prevent or otherwise affect a determination that the actual consequences of an action taken or an omission by the Company or any of its Subsidiaries that resulted in a failure by the Company or any of its Subsidiaries to comply with applicable Law constitutes, or contributed to, a Material Adverse Effect); provided, however, that any effect, change, event, circumstance, state of facts, development, or occurrence referred to in clauses (a), (b), (d), (e) or (i) may be taken into account in determining whether or not there has been a Material Adverse Effect, to the extent such effect, change, event, circumstance, state of facts, development, or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the industries and in the geographic regions or product markets in which the Company and its Subsidiaries operate (in which case only the disproportionate adverse effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Material Contract” has the meaning set forth in Section 4.16(a).
“Material Insurance Subsidiary” means each of Aspen Insurance UK Limited, Aspen Underwriting Limited (United Kingdom), Aspen Bermuda Limited (Bermuda), Aspen Specialty Insurance Company, and Aspen American Insurance Company.
“Maximum Premium” has the meaning set forth in Section 6.08(b).
“Measurement Period” means the period that begins on July 1, 2018 and ends on the earlier of January 31, 2019 and the Closing Date.
“Merger” has the meaning set forth in the recitals.
“Merger Application” has the meaning set forth in Section 2.02.
“Merger Consideration” has the meaning set forth in Section 3.01(c).
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Board” has the meaning set forth in the recitals.
“Merger Sub Shareholder Approval” has the meaning set forth in Section 6.12.
“Merger Sub Shares” has the meaning set forth in Section 3.01.
“MGA” has the meaning set forth in Section 4.17(d).
“MGA Agreements” has the meaning set forth in Section 4.17(d).
“Net CAT Losses” means, with respect to CAT Events (and without duplication), the aggregate amount of all (i) losses and ALAE incurred and reinstatement premiums paid or payable with respect to ceded reinsurance or retrocessional treaties plus (ii) loss and ALAE reserves established (based on the Company’s historical reserving methodologies and information available as of the applicable date of determination) less (iii) reinsurance and other recoverables that are not doubtful or reasonably likely to be uncollectible less (iv) reinstatement premiums due (and not doubtful or reasonably likely to be uncollectible) or received with respect to assumed reinsurance or retrocessional treaties. For the avoidance of doubt, (i) attritional losses and (ii) other losses and expenses, regardless of size, that, in each case, are not proximately caused by or do not arise out of CAT Events will not be considered Net CAT Losses hereunder.
“New Benefit Plans” has the meaning set forth in Section 6.10(c).
“Open Source Software” has the meaning set forth in Section 4.13(d).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bye-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the preamble.
“Parent Board” has the meaning set forth in the recitals.
“Parent Burdensome Condition” has the meaning set forth in Section 6.04(f).
“Parent Disclosure Letter” has the meaning set forth in Article V.
“Parent Insurance Approvals” has the meaning set forth in Section 5.03.
“Parent Material Adverse Effect” means any effect, change, event, circumstance, state of facts, development, or occurrence that would, or would reasonably be expected to, individually or in the aggregate, prevent or delay, interfere with, hinder, or impair, in each case, in any material respect, (x) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (y) the compliance by Parent or Merger Sub with its obligations under this Agreement.
“Parent Related Parties” means each of Parent, Merger Sub, any of their respective former, current or future equityholders, controlling Persons, limited or general partners, managers, members, Affiliates, directors, officers, employees, agents, attorneys, stockholders, assignees or Representatives.
“Parent Termination Fee” means a cash amount equal to $165,870,000.
“Paying Agent” has the meaning set forth in Section 3.02(a).
“PCS” means Property Claim Services division of ISO Services, Inc.
“Per Share Accrued Dividend Equivalents” means, with respect to any Company RSU Award, an amount in cash equal to the value of any dividends accrued pursuant to the applicable award agreement governing such Company RSU Award, which dividends remain unpaid as of immediately prior to the Effective Time.
“PERILS” means PERILS AG.
“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments, or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained on the most recent Company Financial Statements in accordance with GAAP and Applicable SAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness reflected on the most recent Company Financial Statements (the existence of which Liens is referred to in the notes to such Company Financial Statements), so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting business at Lloyd’s and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner, (e) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness), or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Authority, (g) licenses (including nonexclusive licenses of Intellectual Property) granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (h) Liens created by or through the actions of Parent or any of its Affiliates, (i) transfer restrictions imposed by Law, and (j) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Lien or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or any other entity, including a Governmental Authority.
“Personal Information” means any information that alone or in combination with other information identifies or can be used to identify individuals.
“Private Fund” means any pooled investment vehicle that would be an “investment company” under the Investment Company Act but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act for which the IA Subsidiary acts as investment adviser, general partner, managing member, manager or sponsor.

“Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, insurance solicitors, producers or other Persons who solicit, negotiate or sell the Insurance Contracts.
“Proxy Statement” has the meaning set forth in Section 4.04.
“Registrar” has the meaning set forth in Section 2.02.
“Representatives” means, with respect to any Person, its directors, officers, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants, and other advisors and representatives and their respective successors and assigns.
“Required Regulatory Approvals” has the meaning set forth in Section 7.01(b).
“Restraints” has the meaning set forth in Section 7.01(c).
“Review Period” has the meaning set forth in Section 6.18(b)(ii).
“S&P” means, collectively, Standard & Poor’s Financial Services LLC or any of its Affiliates.
“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the date of this Agreement Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures of a Governmental Authority that has jurisdiction over the Company or any of its Subsidiaries with respect to the action (including those restrictive measures imposed, administered, or enforced from time to time by the United States (including the U.S. Office of Foreign Assets Control, the U.S. Department of Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation)).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Section 409A” has the meaning set forth in Section 3.04.
“Securities Act” means the Securities Act of 1933.
“Senior Employee” has the meaning set forth in Section 6.01(a)(xx).
“Software” means all software, including, but not limited to, application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers, and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Specified Amount” means $350,000,000.
“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.
“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust, or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Summary Business Plan” means the summary of the material terms of Parent’s business plan for the Company, which was sent by Parent to the Company on the date hereof immediately prior to the execution and delivery of this Agreement.
“Superior Proposal” means any bona fide written Takeover Proposal received after the execution of this Agreement that, if consummated, would result in any Person or group (other than Parent and its Subsidiaries) (or the shareholders of any such Person or group) owning, directly or indirectly, (a) 50% or more of the outstanding voting equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, (b) 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (c) 50% or more of the net exposure to insured liabilities of the Company and its Subsidiaries, taken as a whole, in either case, which Takeover Proposal did not result from any material breach of Section 6.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 6.02(a) has occurred for purposes of this definition as it relates to Section 6.02(b), Section 6.02(d) or Section 8.01(d)(ii) (but not, for the avoidance of doubt, for the purpose of determining whether a breach has occurred for purposes of Section 8.02 or Section 8.03(a)(i)), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with Section 6.02(a) shall be a covenant (without qualification of reasonable best efforts)) that the Company Board has determined, in its good faith judgment, after consultation with its financial advisors and outside legal counsel, considering legal, financial, regulatory and other aspects of the Takeover Proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms), the Person or group making the Takeover Proposal, and such other factors as the Company Board considers to be appropriate, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, and regulatory aspects of the proposal and the identity of the Person making the proposal, and (ii) to be more favorable to the holders of Company Shares than the Merger.
“Surviving Company” has the meaning set forth in Section 2.01.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, including by means of reinsurance or retrocession, outside the ordinary course of business in a single transaction or a series of related transactions that, if consummated, would result in any Person or group owning or having the economic benefit of 10% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries or net exposure to insured liabilities, (b) acquisition of Company Shares representing 10% or more of the issued and outstanding Company Shares, (c) any transaction that, if consummated, would result in any Person (or the shareholders of such Person) (other than the Company or any of its Subsidiaries as of the date hereof) being the direct or indirect beneficial owner of 10% or more of the voting power of, or economic interest in, any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the SEC, (d) tender offer or exchange offer that, if consummated, would result in any Person or group having beneficial ownership of Company Shares representing 10% or more of the issued and outstanding Company Shares, (e) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 10% or more of the aggregate voting power (without taking into account the voting cutback provisions in the Company Bye-Laws) or economic interest in the Company or in the surviving entity in such transaction or the resulting direct or indirect parent of the Company or such surviving entity, or (f) combination of the foregoing, in each case, other than the Transactions.
“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, corporation, gross receipts, premium, capital, ad valorem, value-added, excise, real property, personal property, sales, use, severance, transfer, stamp, withholding, employment, payroll, occupation, social security, unemployment, capital stock, license, estimated and franchise taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts.
“Tax Returns” means all reports, returns, declarations, claims for refunds, declarations, statements or other information required to be supplied to a Governmental Authority relating to Taxes or any schedule or attachment thereto, or any amendment thereof.
“Trade Secrets” means any trade secret, know-how, invention, process, formula, algorithm, model, data and other information of a confidential nature.
“Transaction Documents” means, collectively, this Agreement, the Statutory Merger Agreement, the Confidentiality Agreement, the Commitment Letters, the Guarantee and any other document or instrument contemplated hereby or thereby or any document or instrument delivered in connection herein or therein.
“Transactions” means, collectively, the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.05.
“Triggering Event” has the meaning set forth in Section 6.01(c).
“Triggering Event Notice Date” has the meaning set forth in Section 8.01(c)(iii).
“Walk-Away Date” has the meaning set forth in Section 8.01(b)(i).
“Willful Breach” means a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
“Year of Account” means an underwriting year of account as defined in Lloyd’s Regulations.
Section 1.02 Interpretations.
(a) As used in this Agreement, references to the following terms have the meanings indicated:
(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits, or Schedules are to the Preamble or a Recital, Section, or Article of, or an Exhibit or Schedule to, this Agreement, unless otherwise clearly indicated to the contrary;
(ii) to any Law are to such Law, as amended, modified, supplemented, or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section;
(iii) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(iv) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(v) to “hereof”, “herein”, “hereunder”, “hereby”, “herewith”, and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vi) to the “date of this Agreement”, “the date hereof”, and words of similar import refer to August 27, 2018; and
(vii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b) Whenever the words “include”, “includes”, or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine, or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.
(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(e) References to a “party” hereto means Parent, Merger Sub, or the Company and references to “parties” hereto means Parent, Merger Sub, and the Company, unless the context otherwise requires.
(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(i) Any documents and agreements referred to herein (other than the Company Disclosure Letter and the Engagement Letters) shall be deemed to have been “delivered”, “provided”, or “made available” (or any phrase of similar import) prior to the date hereof to Parent by the Company for purposes of this Agreement if they have been posted to the virtual data room maintained by the Company for “Project Highlands” on the Venue platform by Donnelley Financial Solutions prior to the date of this Agreement.
(j) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II.
THE MERGER
Section 2.01 Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).
Section 2.02 Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act, and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent, and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent), on the Closing Date (such time, the “Effective Time”).
Section 2.03 Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.
Section 2.04 Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 6.08).
Section 2.05 Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.06 Closing. Subject to Section 2.07, the closing (the “Closing”) of the Merger shall take place at the offices of Appleby, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda at 10:00 a.m., Bermuda time, on the third (3rd) business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 2.07 Catastrophe Events. If, as of the date on which the Closing would otherwise occur pursuant to Section 2.06 above, one or more CAT Events has occurred during the Measurement Period and Parent, acting in accordance with the Agreed Standard, believes that Net CAT Losses arising from such CAT Events may reasonably be likely to exceed the Specified Amount but that more time is needed to determine more accurately the amount of such Net CAT Losses, then Parent may delay the Closing for up to 30 days by delivering a written notice to such effect to the Company. If Parent validly exercises its right to delay the Closing pursuant to this Section 2.07, then, unless the parties otherwise agree, the Closing will not occur prior to the date that is 30 days after the date of such notice. Parent may not exercise its right to delay the Closing pursuant to this Section 2.07 more than once. If, at or after the end of such 30-day period, all conditions to the Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then, unless the parties otherwise agree in writing or Parent has validly exercised its Determination Right pursuant to Section 6.18, the Closing will occur on the first business day after the end of such 30-day period.
ARTICLE III.
EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES;
PAYMENT OF CONSIDERATION
Section 3.01 Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $0.015144558 per common share, of the Company (“Company Shares”) or any common shares, par value $0.01 per common share, of Merger Sub (“Merger Sub Shares”):
(a) Share Capital of Merger Sub. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per common share, of the Surviving Company.

(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. Each Company Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub, or any other direct or indirect wholly owned Subsidiary of Parent issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be canceled automatically and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.
(c) Conversion of Company Shares. Subject to Section 3.01(b) and Section 3.05, each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $42.75, without interest (the “Merger Consideration”). Subject to Section 3.05, as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.02(b) without interest.
(d) 5.95% Preference Shares. Subject to Section 3.05, each 5.95% Preference Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preference share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the 5.95% Preference Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.
(e) 5.625% Preference Shares. Subject to Section 3.05, each 5.625% Preference Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preference share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the 5.625% Preference Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.
Section 3.02 Exchange Fund.
(a) Paying Agent. Not less than ten (10) business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the

Closing Date in a form reasonably acceptable to the Company. At or prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable to holders of Company Shares (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 3.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5,000,000,000. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration as provided herein. The Exchange Fund shall not be used for any purpose, other than the payment to holders of Company Shares of the Merger Consideration or payment to the Surviving Company as contemplated in Section 3.02(d).
(b) Letter of Transmittal; Exchange of Company Shares. As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may receive the Merger Consideration. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates, and without any action by any holder of record of Book-Entry Shares, the Paying Agent shall deliver to such holder (other than any holder of Company Shares representing Dissenting Shares), (A) in the case of Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount equal to the number of Company Shares represented by such Certificate or Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration, and such Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person, other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 3.02 and subject to Section 3.05, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this Article III.

(c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration.
(d) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(e) No Liability. Notwithstanding anything to the contrary contained in this Agreement, none of the parties, the Surviving Company, or the Paying Agent shall be liable in any way whatsoever to any Person for Merger Consideration delivered to a public official or Governmental Authority pursuant to any applicable state, federal, or other abandoned property, escheat, or similar Law.
(f) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject to Section 3.05. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.
(g) Withholding Taxes. Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement (including in respect of Company Plans, Company Awards, or Company Share Purchase Plan Awards) such amounts as are required to be deducted and withheld with respect to the making of such payment under (i) the Code, or under any provision of other applicable Tax Law; or (ii) pursuant to the terms of any Company Plan, Company Award, or Company Share Purchase Plan Award. Any amounts that are deducted and withheld from the amounts otherwise payable pursuant to this Agreement pursuant to the preceding sentence shall be timely paid over to the appropriate Governmental Authority. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 3.03 Company Equity Awards.
(a) Prior to the Effective Time, the Company Board (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take all such other actions as may be required to provide the following, effective upon the Effective Time, subject to Section 3.02(g):
(i) each restricted share unit granted under a Company Share Plan that is subject to performance-based vesting requirements (a “Company Performance Unit”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the Merger Consideration; provided that, for purposes of determining the number of Company Performance Units outstanding immediately prior to the Effective Time, (1) with respect to any portion of a Company Performance Unit award with a performance period that has been completed, the number of shares shall be determined based on the actual level of performance achieved, and (2) with respect to any portion of a Company Performance Unit award with a performance period that has not been completed, any applicable performance-based vesting requirements shall be deemed to be achieved immediately prior to the Effective Time at target payout levels;
(ii) each phantom Company Share granted under a Company Share Plan that is subject to performance-based vesting requirements (a “Company Phantom Share”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the Merger Consideration; provided that, for purposes of determining the number of Company Phantom Shares outstanding immediately prior to the Effective Time, (1) with respect to any portion of a Company Phantom Share award with a performance period that has been completed, the number of shares shall be determined based on the actual level of performance achieved, and (2) with respect to any portion of a Company Phantom Share award with a performance period that has not been completed, any applicable performance-based vesting requirements shall be deemed to be achieved immediately prior to the Effective Time at target payout levels; and
(iii) each restricted share unit award granted under a Company Share Plan (a “Company RSU Award”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (x) the sum of (1) the Merger Consideration and (2) any Per Share Accrued Dividend Equivalents in respect of such Company RSU Award times (y) the number of Company Shares subject to such Company RSU Award, which had not previously been settled.

(b) Treatment of Company ESPP.
(i) The Company shall take all actions necessary to (A) cause the Company’s Employee Share Purchase Plan, the 2008 Sharesave Scheme, as amended, and the International Employee Share Purchase Plan (collectively, the “Company ESPP”) not to (1) commence an offering period to purchase Company Shares that would otherwise begin after the end of any offering period in effect as of the date hereof, (2) accept payroll deductions to be used to purchase Company Shares under the Company ESPP after the end of any offering period in effect as of the date hereof or (3) ensure that no new participants be permitted to participate in the Company ESPP and that the existing participants thereunder may not increase their elections with respect to any offering period in effect as of the date hereof, and (B) cause the Company ESPP to terminate immediately after the purchases set forth in Section 3.03(b)(ii), if any, and immediately prior to the Effective Time.
(ii) In the case of any outstanding purchase rights (the “Company Share Purchase Plan Awards”) under the Company ESPP, (A) immediately prior to the Effective Time (1) any offering period under the Company’s Employee Share Purchase Plan and the International Employee Share Purchase Plan shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Company Shares in accordance with the terms of the Company’s Employee Share Purchase Plan or the International Employee Share Purchase Plan (as applicable) and (2) such Company Shares shall be treated the same as all other Company Shares in accordance with Section 3.01(c), and (B) prior to the Effective Time (1) the Company shall promptly take all actions necessary to enable and require participants in the 2008 Sharesave Scheme, as amended, to utilize their accumulated payroll deduction to purchase newly issued Company Shares in accordance with the terms of the 2008 Sharesave Scheme, as amended, such that there are no outstanding purchase rights thereunder as at the Effective Time and (2) such Company Shares shall be treated the same as all other Company Shares in accordance with Section 3.01(c).
Section 3.04 Payments with Respect to Company Equity Awards. Promptly after the Effective Time (but in any event, no later than second regular payroll date of the Surviving Company following the Effective Time), the Surviving Company shall pay to the holders of Company Awards, through its payroll systems, any amounts due pursuant to Section 3.03 in respect of any then-vested Company Awards; provided, however, that, to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

Section 3.05 Shares of Dissenting Holders.
(a) At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) with respect to Company Shares, the preferred shares of the Surviving Company as described in Section 3.01(d) with respect to 5.95% Preference Shares or the preferred shares of the Surviving Company as described in Section 3.01(e) with respect to 5.625% Preference Shares, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, the Merger Consideration with respect to Company Shares, the value of the preferred shares of the Surviving Company as described in Section 3.01(d) with respect to 5.95% Preference Shares or the value of the preferred shares of the Surviving Company, as described in Section 3.01(e) with respect to 5.625% Preference Shares, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
(b) In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares, other than as contemplated by Section 3.01.
(c) The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions, or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.
Section 3.06 Adjustments. Notwithstanding any provision of this Article III to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, as of the date hereof and as of the Closing Date, except as (A) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Company Disclosure Letter to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC since January 1, 2018 by the Company and publicly available at least one (1) business day prior to the date of this Agreement (the “Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Filed SEC Documents or that otherwise constitute risk factors or forward-looking statements, to the extent it is reasonably apparent on its face that such disclosure would be applicable to the applicable representation and warranty; provided, however, that the disclosures therein shall not be deemed to qualify any representations and warranties made in Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.14, Section 4.23, or Section 4.24:
Section 4.01 Organization; Standing.
(a) The Company is an exempted company duly incorporated, validly existing, and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted, and to own, lease, and operate its assets and properties in all material respects. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially delay, interfere with, hinder, or impair (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement. A copy of each of the Company Organizational Documents is included in the Filed SEC Documents. The Company is not in violation of the Company Organizational Documents, and no Subsidiary of the Company is in violation of any of its Organizational Documents, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.
(b) Each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not constitute a Material Adverse Effect.

Section 4.02 Capitalization.
(a) The authorized share capital of the Company consists of $1,630,185.83 divided into 1,076,416,910 shares of par value $0.015144558 each. At the close of business on August 24, 2018 (the “Capitalization Date”), (i) 59,692,594 Company Shares were issued and outstanding, (ii) 11,000,000 5.95% Preference Shares were issued and outstanding, (iii) 10,000,000 5.625% Preference Shares were issued and outstanding, (iv) no Company Shares were held by the Company as treasury shares or held by its Subsidiaries, (v) 847,153 Company Shares were issuable in respect of outstanding Company RSU Awards and Company Performance Units, measured at the target level of performance and (vi) 286,919 Company Shares were subject to Company Phantom Share awards measured at target level of performance (which Company Phantom Share awards are, by their terms, settled solely in cash). The number of Company Shares that could be acquired with accumulated payroll deductions under the Company ESPP at the close of business on the purchase date for any offering period in effect as of the date of this Agreement (assuming (A) the market price of a Company Share as of the close of business on the business day immediately preceding such date is equal to the Merger Consideration, (B) such date represents the last day of the current offering period, and (C) payroll deductions continue at the current rate) does not exceed 75,858 Company Shares. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement, or exercise of Company Awards outstanding on the Capitalization Date and included in the second sentence of this Section 4.02(a) or the issuance of Company Share Purchase Plan Awards included in the immediately preceding sentence, neither the Company nor any of its Subsidiaries has issued any Company Securities.
(b) Except as set forth in Section 4.02(a), as of the date of this Agreement, there were (i) no issued and outstanding Company Shares or other equity or voting interests in the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for Company Shares or other equity or voting interests in the Company, (iii) no outstanding options, warrants, rights, or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Company Shares or other equity or voting interests in, or any securities convertible into or exchangeable for Company Shares or other equity or voting interests in the Company, (iv) no obligations of the Company to grant, extend, or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar agreement or commitment relating to any Company Shares, or other equity or voting interests in, the Company (collectively, “Company Rights” and the items in clauses (i), (ii), (iii) and (iv) being referred to, collectively, as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards outstanding on the Capitalization Date and included in the second sentence of Section 4.02(a) or Company Share Purchase Plan Awards included in the third sentence of Section 4.02(a), there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities (or obligate the Company to grant, extend, or enter into any such agreements relating to any Company Securities) or that grant from the Company or any of its Subsidiaries any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, or similar rights with respect to any Company Securities. With respect to each Company Award, Section 4.02(b) of the Company Disclosure

Letter sets forth (i) the name of the holder of such Company Award, (ii) the type of award, (iii) the number of Company Shares subject to such Company Award, (iv) the grant date of such Company Award, (v) the vesting schedule applicable to such Company Award, and (vi) the Company Share Plan under which such Company Award was granted. Except as described in this Section 4.02, no direct or indirect Subsidiary of the Company owns any Company Securities. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting, or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no accrued or unpaid dividends or dividend equivalent rights with respect to any Company Shares, Company Performance Units, or Company RSU Awards, except for the Per Share Accrued Dividend Equivalents.
(c) The Company Shares, the 5.95% Preference Shares, and the 5.625% Preference Shares constitute the only issued and outstanding classes of equity securities of the Company and its Subsidiaries registered under the Exchange Act.
(d) Section 4.02(d) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. All of the issued and outstanding shares, share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act, other applicable securities Laws, or Insurance Laws (including any restriction on the right to vote, sell, or otherwise dispose of such shares, share capital, shares of capital stock, or other equity or voting interests). Each issued and outstanding share, share capital, or share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts, or other commitments, understandings, restrictions, or arrangements relating to the issuance, acquisition, redemption, repurchase, or sale of any shares, share capital, or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, and agreement granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, or similar rights (to Persons other than the Company or any Subsidiary of the Company) with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital of, or other equity or voting interests in, any Subsidiary of the Company.

Section 4.03 Authority; Noncontravention; Voting Requirements.
(a) The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery hereof by the other parties, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership, and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b) As of the date of this Agreement, the Company Board has unanimously, by all directors present at a duly called meeting, adopted resolutions whereby it has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitutes fair value for each 5.95% Preference Share in accordance with the Bermuda Companies Act, (iii) determined that the preferred shares of the Surviving Company as described in Section 3.01(e) constitutes fair value for each 5.625% Preference Share in accordance with the Bermuda Companies Act, (iv) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (v) approved the Merger, this Agreement, and the Statutory Merger Agreement, (vi) determined that the Bye-Law Amendment is advisable to and in the best interests of the Company, and authorized and approved the Bye-Law Amendment, and (vii) resolved, subject to Section 6.02, to recommend, and submit to the Company’s shareholders for, approval of the Merger, this Agreement, the Statutory Merger Agreement, and the Bye-Law Amendment to the Company’s shareholders (such recommendation, the “Company Board Recommendation”).
(c) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of (A) the Company Organizational Documents (as they may be amended pursuant to the Bye-Law Amendment) or (B) the similar Organizational Documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 5.02(c) (other than Section 5.02(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 5.02(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the Consents referred to in Section 4.04 and the Company Shareholder Approval are obtained, and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time,

(x) violate any Law, writ, injunction, directive, judgment, decree, or order applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions, or provisions of, or give rise to a right of termination, modification, acceleration or cancellation under, any Material Contract or Ceded Reinsurance Contract or accelerate the Company’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such Material Contract or Ceded Reinsurance Contract, or (z) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially delay, interfere with, hinder, or impair (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.
(d) Subject to bye-law 50 of the Company Bye-Laws, the affirmative vote in favor of the approval of the Bye-Law Amendment of at least 66% of the voting power of shares entitled to vote, at a duly convened meeting of the Company shareholders at which a quorum is present in accordance with the Company’s Bye-Laws, is the only vote or approval of the holders of any class or series of shares of the Company or any of its Subsidiaries that is necessary to approve Bye-Law Amendment.
(e) Subject to bye-law 50 of the Company Bye-Laws, (i) if the Bye-Law Amendment is approved, the affirmative vote in favor of the approval of this Agreement, the Statutory Merger Agreement, and the Merger of at least a majority of the voting power of votes cast, at a duly convened meeting of the Company shareholders at which a quorum is present in accordance with the Company’s Bye-Laws, or (ii) if the Bye-Law Amendment is not approved, the affirmative vote in favor of the approval of this Agreement, the Statutory Merger Agreement, and the Merger of at least 66% of the voting power of shares entitled to vote, at a duly convened meeting of the Company shareholders at which a quorum is present in accordance with the Company’s Bye-Laws ((i) or (ii) as applicable, the “Company Shareholder Approval”), is the only vote or approval of the holders of any class or series of shares of the Company or any of its Subsidiaries that is necessary to approve this Agreement and the other transactions contemplated hereby, the Statutory Merger Agreement and the Merger.
Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act and such other Consents, filings, declarations, or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky Laws, (g) approvals, filings, and notices under all applicable Insurance Laws as set forth in Section 4.04 of the Company Disclosure Letter (the “Company Insurance Approvals”), and (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in

Section 5.03(g) and the completeness of Section 5.03 of the Parent Disclosure Letter), no Consent of, or filing, declaration, or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations, or registrations that, if not obtained, made, or given, would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially delay, interfere with, hinder, or impair (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.
Section 4.05 Company SEC Documents; Undisclosed Liabilities.
(a) The Company has timely filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, and other documents required to be filed or furnished by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved written comments from the SEC with respect to the Company SEC Documents.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied for the applicable period (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity, and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).
(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, or otherwise) that would be required under GAAP as in effect on the date of this Agreement to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2017, included in the Filed SEC Documents, (ii) incurred after December 31, 2017, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, or (v) that would not constitute a Material Adverse Effect.
(d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officers and the principal financial officer of the Company has made all certifications required by Rule 13a, 14 or 15(d) of the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.
(e) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the date it is first mailed to holders of Company Shares, at the time of any amendment thereof or supplement thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
(f) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date hereof. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since December 31, 2017 through the date of this Agreement.

(g) Since December 31, 2017, (i) neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion, or claim, in each case material to the Company and its Subsidiaries, taken as a whole, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees, or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.
(h) There are no “off balance sheet arrangements,” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.
Section 4.06 Absence of Certain Changes. (a) From December 31, 2017 through the date of this Agreement, except for the execution, delivery, and performance of this Agreement and the discussions, negotiations, and transactions related thereto, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) since December 31, 2017, there has not been any Material Adverse Effect.
Section 4.07 Legal Proceedings. Except as would not constitute a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation, or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance or reinsurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree, or writ imposed upon the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.
Section 4.08 Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries are, and, since January 1, 2017, have been, in compliance with all applicable Laws, judgments, decrees, and orders of Governmental Authorities and Permits, except as would not constitute a Material Adverse Effect. Since January 1, 2017 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any violation of Law applicable to the Company or any of its Subsidiaries or by which any of their respective businesses, operations, properties or assets are bound, except as would not constitute a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold, and, since January 1, 2017, have held, all licenses, franchises, permits, certificates, approvals, authorizations, and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and all such Permits are in full force and effect in all material respects, except where the failure to hold the same or the failure of the same to be in full force and effect would not constitute a Material Adverse Effect.
(c) The Company and each of its Subsidiaries is in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended (including without limitation its provisions relating to the accuracy of books and records and maintenance of internal controls sufficient to prevent bribery), (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (iii) the United Kingdom Bribery Act of 2010, (iv) the Bermuda Bribery Act 2016, and (v) all other similar Laws, writs, injunctions, directives, judgments, decrees, or orders to which the Company or its Subsidiaries are subject relating to anti-corruption compliance (collectively, the “Anti-Corruption Laws”).
(d) Except as would not constitute a Material Adverse Effect: (i) the Company has complied at all times with all applicable Laws pertaining to privacy and data security and the collection, use, and transfer of Nonpublic Personal Information (as defined as 15 U.S.C. §6809), including the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act and the NY Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; (ii) the Company does not use, collect, or receive any Nonpublic Personal Information and does not become aware of the identity or location of, or identify or locate, any person as a result of any receipt of such Nonpublic Personal Information in violation of applicable Laws; (iii) any website owned or operated by the Company since January 1, 2017 has maintained a publicly posted privacy policy that accurately describes the practices of Company with respect to the collection, use and disclosure of Nonpublic Personal Information collected by such websites; (iv) the Company has established and is in compliance with a written information security program that (x) includes administrative, technical, and physical safeguards reasonably designed to safeguard the security, confidentiality, and integrity of transactions involving Nonpublic Personal Information and (y) is reasonably designed to protect against unauthorized access to Nonpublic Personal Information and the systems of any third-party service providers that have access to Nonpublic Personal Information; (v) the Company is currently and since January 1, 2017 has been certified to be in compliance with Payment Card Industry Data Security Standard; and (vi) the Company has neither provided, nor been required to provide, notice to an individual, business entity, or state or federal governmental entity relating to a cybersecurity incident or the unauthorized access to or acquisition of Nonpublic Personal Information.
(e) Since January 1, 2015, none of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has for the benefit of the Company or any of its Subsidiaries engaged in any financial transaction or other business conduct, including the sale, import, or export of goods or services, or facilitated such financial transaction or business conduct, or otherwise engaged in any business or financial arrangement with a Sanctioned Person or otherwise in violation of Sanctions.

(f) The Company and its Subsidiaries have in place and have adhered to policies, procedures, and internal controls reasonably designed to prevent their respective directors, officers, employees, agents, and representatives from undertaking any activity, practice, or conduct relating to the business of the Company or any Subsidiary that would constitute an offense under any Anti-Money Laundering Laws, and none of the Company or its Subsidiaries has violated any applicable Anti-Money Laundering Laws in any material respect.
(g) None of the Company nor any of its Subsidiaries has (i) received any written correspondence, (ii) conducted an internal investigation, (iii) provided any voluntary disclosure, or (iv) been the subject of any investigation, inquiry, or enforcement proceedings (to which they have received notification of such investigation, inquiry, or enforcement proceedings) by any Governmental Authority, in each case, relating to an offense under or alleged violation of any of the Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions.
Section 4.09 Tax Matters. Except as would not constitute a Material Adverse Effect:
(a) The Company and each of its Subsidiaries have timely filed, or had timely filed on their behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by any of them with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed. All such filed Tax Returns (taking into account all amendments thereto) are true, correct and complete, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown as due on any Tax Return) and payable have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.
(b) The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Authority all Taxes required to be so withheld and paid over.
(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(d) As of the date of this Agreement, the Company has not received written notice of any pending or threatened audits, examinations, investigations, claims, actions, suits or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP and Applicable SAP.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
(f) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries nor has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling by any taxing authority, in each case which could affect the Company’s or any of its Subsidiaries’ liability for Taxes after the Closing.
(g) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a particular Tax Return that the Company or any of its Subsidiaries is or may be subject to particular Tax by or required to file or be included in a particular Tax Return in that jurisdiction that has not been resolved. Neither the Company nor any of its Subsidiaries is or has been treated as being resident for Tax purposes in a country other than the country in which it is organized and neither the Company nor any of its Subsidiaries has or has had any branch, agency, or permanent establishment, as defined in any applicable Tax treaty or convention, or otherwise has or has had an office or fixed place of business in a country, other than the country in which it is organized, in each case whether for domestic law purposes or pursuant to the application of any applicable Tax Treaty or convention (and no Governmental Authority has ever sought to assert the same).
(h) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by Contract (other than any ordinary course Contract that does not relate principally to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary, or similar Tax group, other than such a group of which it is presently a member. None of the Company or any of its Subsidiaries is a party to, or is bound by, any Tax sharing, allocation, or indemnification Contract or arrangement that remains in effect (other than a Contract or arrangement exclusively between or among the Company and one or more of Subsidiaries or customary gross-up or indemnity provisions in any credit agreement, employment agreement or similar commercial Contract, the primary purpose of which does not relate to Taxes).
(i) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Tax Law).
(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries is required to include any amount in income, or exclude any item of deduction, after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code with respect to a change in accounting method that occurred before the Closing Date, (ii) installment sale or open transaction disposition made on or before the Closing Date, (iii) prepaid amount received outside the ordinary course of business before the Closing Date, (iv) election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries have made an election under Section 965(h) of the Code. Section 4.09(k) of the Company Disclosure Letter sets forth a schedule of amounts the Company or a Subsidiary will be required to include in income after the Closing Date under Section 13517(c) of the Tax Cuts and Jobs Act, Public Law No: 115-97.
(l) All transactions or arrangements involving the Company and/or any Subsidiary and any related person (including any transactions or arrangements between the Company and any Subsidiary) have been undertaken on arm’s length terms, and the Company and each Subsidiary has in its possession or under its control evidence and records sufficient to demonstrate (to the extent required by law) that all transactions or arrangements entered into by the Company and each Subsidiary with any person connected for Tax purposes were entered into or are on arm’s length terms.
Section 4.10 Employee Benefits.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law and all summaries of material modifications thereto, (iii) each trust, insurance or group annuity contract or other funding vehicle, (iv) the three most recent annual reports on Form 5500 and all schedules and attachments thereto (if any), (v) the most recent IRS opinion or determination letter and (vi) all non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority, in each case, during the three (3) year period ending on the Closing Date.
(b) Except as would not constitute a Material Adverse Effect, (A) each Company Plan (including any related trust) has been established, operated and administered in material compliance with its terms and applicable Laws and (B) there are no existing circumstances or any events that have occurred (or failed to occur) that would reasonably be likely to result in any default under or violation of any Company Plan. Each Company Pension Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, has received a currently effective favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, no circumstances or any events have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Company Pension Plan.

(c) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains or contributes to or has any liability with respect to any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan, any “multiemployer plan” (each, as defined in Section 4001 of ERISA) or any “multiple employer plan” (as defined in Section 413 of the Code). None of the Company or any of its Subsidiaries maintains or contributes to or has any material liability with respect to any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). During the last six (6) years, no material liability under (A) Title IV or Section 302 of ERISA or Sections 412 and 4971 of the Code or (B) Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar state or local Law (“COBRA”) as a result of a failure to comply with the continuation coverage requirements of such Laws, has, in either case, been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan which would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
(d) No Company Plan nor the Company or any of its Subsidiaries provides, or has an obligation to provide, health, medical, dental, life insurance or welfare benefits following retirement or other termination of employment to any current or former employee or other service provider or any of their respective dependents, in each case, except as required under COBRA.
(e) There are no pending or, to the Knowledge of the Company, threatened material claims, suits, investigations, audits involving any Company Plan (other than routine claims for benefits).
(f) None of the execution and delivery of this Agreement, shareholder or other approval of the Transactions nor the consummation of the Transactions, will, either alone or in combination with another event, (i) trigger any payment, benefit or funding (through a grantor trust or otherwise), accelerate the time of payment or vesting, or increase the amount of compensation or benefits due or payable to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. The consummation of the Transactions (either alone or in combination with another event) will not result in any payments (or acceleration of vesting) or benefits constituting an “excess parachute payment” within the meaning of Section 280G of the Code. The Company and its Subsidiaries are not a party to, and are not otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A, 457A or 4999 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) (i) Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A is in material documentary compliance with the requirements of Section 409A, and the Company and its Subsidiaries have complied, in all material respects, in practice and operation with all applicable requirements of Section 409A and (ii) neither the Company nor its Subsidiaries have maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code. As of the date of this Agreement, the Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation.
(h) Except as would not constitute a Material Adverse Effect, each Company Plan that primarily covers current or former directors, officers or employees of the Company or any of its Subsidiaries based outside of the United States and/or that is subject to any Law other than United States federal, state or local Law (i) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (ii) if required to be book reserved, funded or insured, is so reserved, funded or insured in compliance with applicable Laws and (iii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be likely to adversely affect any such approval or good standing.
Section 4.11 Labor Matters.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth the following information for each Company Employee: (i) name (or ID number, with name to be provided at Closing); (ii) current job title; (iii) exempt/non-exempt status for U.S. wage and hour purposes if work location is the United States; (iv) date of hire (and, if different from date of hire, service date); (v) work location; (vi) employing entity; (vii) annual base rate of compensation; (viii) 2018 target for any bonus or incentive compensation; (ix) if the employee is currently on leave, the nature of the leave and anticipated return date, if known; (x) if the employee is a union employee, identity of his or her collective bargaining representative; and (xi) if the employee is not a U.S. citizen, visa or work permit status if work location is the United States. Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all Company Employees are legally authorized to work in the country where they are located or assigned and, except as set forth in Section 4.11(a) of the Company Disclosure Letter, all Senior Employees that are resident in the United States are “employees at will,” and their employment may be terminated at any time, without notice and without penalty. Section 4.11(a) of the Company Disclosure Letter shall be updated and delivered to Parent no later than the Closing Date and no earlier than two (2) business days prior to the Closing Date.
(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union, labor organization, trades council, works council or similar organization. Since June 30, 2015, (i) to the Knowledge of the Company there have been no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization, and (ii) there have been no pending or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns, work stoppages, or other labor disputes, by or with respect to the employees of the Company or any of its Subsidiaries.

(c) Since June 30, 2015, (i) the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants, and also as exempt or nonexempt for purposes of the Fair Labor Standards Act), wages, mandatory social security schemes, hours and occupational safety and health, immigration, terms and conditions of employment and employment practices, and (ii) there is and has been no material charge or complaint of discrimination in employment or employment practices, including with respect to age, gender, race, religion or other legally protected category, or any other Action concerning employment-related matters, pending or, to the Knowledge of the Company, threatened in court or before the United States Equal Employment Opportunity Commission, the United States Department of Labor, OSHA, or any other Governmental Authority responsible for the prevention of unlawful employment practices in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any person. Neither the Company nor any of its Subsidiaries has taken any action during the past three (3) years that has resulted in any unsatisfied material liability under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or similar triggering event.
Section 4.12 Investments.
(a) The Company has made available to Parent a list of all bonds, stocks, mortgage loans, and other investments that were carried on the books and records of the Company and its Subsidiaries as of December 31, 2017, other than in respect of any Company Pension Plan (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2017, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens, except Permitted Liens. The Company has made available to Parent a copy, as of the date of this Agreement, of the Company’s policies with respect to the investment of the Investment Assets (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with the Investment Guidelines.
(b) To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject, save pursuant to Permitted Liens, to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions, or other penalties or restrictions relating to withdrawals or redemptions, except as would not constitute a Material Adverse Effect.

(c) Except as would not constitute a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets and (ii) there are no outstanding commitments, options, put agreements, or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.
Section 4.13 Intellectual Property.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof. Except as would not constitute a Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, (ii) the Company and its Subsidiaries are the exclusive owners of the Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens, (iii) any registrations or pending applications for Owned Intellectual Property are subsisting, (iv) the Owned Intellectual Property is valid and enforceable, and (v) the Company and each of its Subsidiaries have taken commercially reasonable measures to maintain the secrecy of all Trade Secrets used in the businesses of the Company and its Subsidiaries.
(b) Except as would not constitute a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity, or use by the Company or any of its Subsidiaries of any Owned Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating, or infringing the Intellectual Property rights of any Person.
(c) Except as would not constitute a Material Adverse Effect, to the Knowledge of the Company, (i) no Person is misappropriating, violating, or infringing the rights of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, or infringe the Intellectual Property rights of any other Person.
(d) Except as would not constitute a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries uses or distributes, or has used or distributed, any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software (“Open Source Software”) in any manner that would require any source code of the Software included in Owned Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any person, or dedicated to the public and (ii) the Company and its Subsidiaries are in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in their businesses.

Section 4.14 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger. The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement or plan.
Section 4.15 Real Property; Environmental Matters. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Company Lease. Except as would not constitute a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens), and (b) none of the Company or any of its Subsidiaries has received written notice of any default under any Company Lease. Except for the Company Leases set forth in Section 4.15 of the Company Disclosure Letter and the Investment Assets held in the ordinary course of business, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property.
Section 4.16 Contracts.
(a) Except for this Agreement and each Contract filed as an exhibit to the Filed SEC Documents, Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Material Contracts. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective properties or assets is bound (other than Company Plans and insurance, reinsurance, or retrocession treaties or agreements, slips, binders, cover notes, or other similar arrangements) that:
(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) relate to the formation or management of any joint venture, partnership, or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii) provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount equal to or in excess of $10,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries;
(iv) are any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $10,000,000 (other than any contracts under which the Company or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of the Company);

(v) have been entered into since January 1, 2017, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $10,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties, or other assets in the ordinary course of business or of supplies, products, properties, or other assets that are obsolete, worn out, surplus, or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);
(vi) prohibit the payment of dividends or distributions in respect of the shares or capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the shares or capital stock of the Company or any Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any Subsidiary of the Company;
(vii) restrict or grant rights to use or practice rights under material Intellectual Property, including agreements providing for the creation or development of material Intellectual Property or access and use of hosted Software and licenses to use or practice material Intellectual Property granted by (x) the Company or any of its Subsidiaries to a third Person or (y) a third Person to the Company or any of its Subsidiaries, in each case, for aggregate annual or one-time fees in excess of $2,000,000, other than commercially available “off-the-shelf” software licenses under which software is licensed to the Company or any of its Subsidiaries;
(viii) involve or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $10,000,000 in any twelve month period, other (x) than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (y) any Company Lease, or (z) any Contract with financial advisors, investment bankers, attorneys, accountants, consultants, or other advisors in connection with the Transactions;
(ix) would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time;
(x) contain provisions that prohibit the Company or any of its Affiliates from competing in any material line of business or grant a right of exclusivity to any Person that prevents the Company or any Affiliate of the Company from entering any material territory, market, or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(xi) involve the retention of any independent contractor, consultant, or agency for the provision of services to the Company with annualized fees in excess of $300,000;
(xii) constitute collective bargaining agreements;
(xiii) involve the provision of material third-party administration or other policy or claims administration services with respect to any Insurance Contracts, or investment management services to the Company or any of its Subsidiaries; or
(xiv) provide for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, other than managing agency agreements or managing general underwriting agreements.
(b) As of the date of this Agreement, (i) each Material Contract is valid and binding on the Company or any of its Subsidiaries, to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding, or in full force and effect would not constitute a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not constitute a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not constitute a Material Adverse Effect, and (iv) there are no events or conditions that constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not constitute a Material Adverse Effect.
Section 4.17 Insurance Subsidiaries; Insurance Business.
(a) Except as would not constitute a Material Adverse Effect:
(i) Each Company Insurance Subsidiary is (A) duly licensed or authorized as an insurance company and/or, where applicable, reinsurance company, Lloyd’s corporate member, or Lloyd’s managing agent in its jurisdiction of incorporation or organization and (B) duly licensed, authorized, or otherwise eligible to transact the business of insurance or reinsurance or participate in Lloyd’s, as applicable, in each other jurisdiction where it is required to be so licensed, authorized, or otherwise eligible in order to conduct its business as currently conducted. No Company Insurance Subsidiary is or would be considered by any Governmental Authority to be commercially domiciled in any jurisdiction.

(ii) Since January 1, 2017, each Subsidiary of the Company that participates in Lloyd’s (A) has not participated as a member of any Lloyd’s syndicate, other than Syndicate 4711, (B) has not agreed to sell or transfer any of its rights to participate as a member of a Lloyd’s syndicate or offered to acquire rights to participate in any Lloyd’s syndicate, and (C) has complied with the franchise standards (including principles and minimum standards) issued by Lloyd’s and any and all undertakings given to Lloyd’s in respect of its participation.
(iii) No Person is, or has the right to participate as, a member of Syndicate 4711, other than a Subsidiary of the Company.
(iv) Since January 1, 2017, (A) all funds held on behalf of Lloyd’s Syndicate 4711 have been held in accordance with all applicable fiduciary obligations and with the terms of the relevant premiums trust deed or other deposit arrangement, as required by the bye-laws, regulations, codes of practice, and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time (whether by the Council, the Franchise Board or otherwise) and the provisions of any deed, agreement, or undertaking executed, made, or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”), and (B) the Company or any of its Subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices, and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd’s Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on the Company or any of its Subsidiaries by Lloyd’s and such Funds at Lloyd’s remain at the level required by Lloyd’s for the continued underwriting by Lloyd’s Syndicate 4711 in accordance with the current syndicate business plan for Lloyd’s Syndicate 4711.
(v) each Subsidiary of the Company that is a Lloyd’s managing agent has (A) only entered into or become party by novation or otherwise to any underwriting agency agreement with a member of Lloyd’s in the form of the managing agent’s agreement in the form prescribed by Lloyd’s and only where such member of Lloyd’s is also a Subsidiary of the Company; and (B) only managed Lloyd’s Syndicate 4711.
(vi) All Funds at Lloyd’s provided for or on behalf of each Subsidiary of the Company that participates in Lloyd’s has been provided by a Subsidiary of the Company or by way of a banking facility entered into by a Subsidiary of the Company.
(vii) The only Years of Account of Lloyd’s Syndicate 4711 that remain open Years of Account are the 2016, 2017 and 2018 Years of Account.

(b) All Company Insurance Contracts and any and all marketing materials related thereto are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the applicable insurance regulatory authority or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not constitute a Material Adverse Effect.
(c) Except as would not constitute a Material Adverse Effect, since December 31, 2015, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Subsidiary, in compliance with applicable Law, to act as a Producer for a Company Insurance Subsidiary and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed, and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any Law or policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale, or production of business for any Company Insurance Subsidiary, (iii) no Producer has been enjoined, indicted, convicted, or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation and (iv) neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Authority that any Producer is under investigation for any of the matters described in clauses (i) through (iii). Except as set forth in Section 4.17(c) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (x) disputes with Producers concerning material amounts of commissions or other incentive compensation, (y) to the Company’s Knowledge, material errors and omissions claims against any Producer in regard to any Insurance Contract, or (z) material amounts owed by any Producer to the Company or any of its Subsidiaries. The manner in which the Company and each of its Subsidiaries compensates Producers involved in the sale or servicing of Insurance Contracts is in compliance with applicable Law in all material respects and the terms of any applicable agreement with such Producers in all material respects.
(d) Section 4.17(d) of the Company Disclosure Letter contains a list of programs and delegated authorities under which any Producer has binding underwriting authority on behalf of any Company Insurance Subsidiary. The Company and the Company Insurance Subsidiaries, and, to the Company’s Knowledge, all MGAs, are in compliance with all Insurance Laws relating to managing general agents and fronting. All Contracts between the Company or any Company Insurance Subsidiary, on the one hand, and any Producer, on the other hand (the “MGA Agreements”), under which the Producer has binding underwriting authority on behalf of any Company Insurance Subsidiary (an “MGA”) are in compliance in all material respects with applicable Insurance Laws and reflect the current underwriting authority of each such Producer. Since December 31, 2017, (i) to the Knowledge of the Company, no Producer with binding underwriting authority on behalf of any Company Insurance Subsidiary has issued any Insurance Contract in contravention of such Producer’s underwriting authority and (ii) neither the Company nor any Company Insurance Subsidiary has temporarily or permanently suspended the underwriting authority of any such Producer.

(e) Since December 31, 2015, all claims made by any Person under any Insurance Contract issued by any Company Insurance Subsidiary have in all material respects been paid (or provision for payment thereof has been made) or are being assessed in accordance with the terms of such Insurance Contract and the Laws under which they arose, and such payments were paid (or any such payments now owing shall be paid) without fines or penalties, except for any such claims made for which the applicable Company Insurance Subsidiary is in the process of assessing such claim in accordance with the terms of such Insurance Contract or reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.
(f) The Insurance Contracts have been marketed, sold and issued in material compliance with all applicable Laws.
Section 4.18 Statutory Statements; Examinations.
(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2017, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, together with all exhibits, interrogatories, notes, schedules, actuarial opinions, affirmations, and certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized, or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).
(b) The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, copies of all material Company Statutory Statements of each of the Material Insurance Subsidiaries as of December 31, 2016 and December 31, 2017, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in the Company Statutory Statements of the Company Insurance Subsidiaries as of December 31, 2016 and December 31, 2017, and for the annual periods then ended, were prepared in accordance with Applicable SAP applied on a consistent basis for the applicable period, except as may have been noted therein, during the periods involved, and fairly present in all material respects, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus and cash flow (or shareholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) The Company has made available to Parent, to the extent permitted by applicable Law, copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2017, through the date of this Agreement, relating to the Material Insurance Subsidiaries. All material deficiencies or violations noted in any material examination reports received since January 1, 2017 through the date of this Agreement by any of the Company Insurance Subsidiaries have been substantially cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date of this Agreement, threatened against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against, or otherwise described in the Company Statutory Statements provided or made available to Parent, or (ii) that are not material to the Company and its Subsidiaries, taken together as a whole.
(d) Since January 1, 2017 through the date of this Agreement, no material fine or penalty has been imposed on any Company Insurance Subsidiary by any Insurance Regulator.
(e) Since January 1, 2017 through the date of this Agreement, each of the Company’s Subsidiaries that are a Lloyd’s managing agent has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in all material respects in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts give a true and fair view of such syndicate’s affairs as at 31 December for the applicable year.
Section 4.19 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Insurance Subsidiaries, there is no (x) written agreement, memorandum of understanding, commitment letter, or similar undertaking with any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary or (y) order or directive by, or supervisory letter (other than those provided on an industry or sector wide basis) or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary and (b) neither the Company nor any of the Company Insurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of any Company Insurance Subsidiary to issue or enter into any reinsurance or retrocession treaties or agreements, slips, binders, cover notes, or other similar arrangements, (ii) requires the divestiture of any material investment of any Company Insurance Subsidiary, (iii) limits in any material respect the ability of any Company Insurance Subsidiary to pay dividends, or (iv) requires any material investment of any Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 4.20 Insurance, Reinsurance and Retrocession. As of the date of this Agreement, (a) each Ceded Reinsurance Contract is valid and binding on the Company and each Company Insurance Subsidiary to the extent party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding, or in full force and effect would not constitute a Material Adverse Effect, (b) the Company Insurance Subsidiary party thereto and, to the Knowledge of the Company, any other party thereto has performed all obligations required to be performed by it under each Ceded Reinsurance Contract, except where such noncompliance would not constitute a Material Adverse Effect, (c) none of the Company or any Company Insurance Subsidiary party thereto has received notice of the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any such Company Insurance Subsidiary under any Ceded Reinsurance Contract, except where such default would not constitute a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions that constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under any Ceded Reinsurance Contract, except as would not constitute a Material Adverse Effect, (e) none of the Company Insurance Subsidiaries and, to the Knowledge of the Company, no party to a Ceded Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy, or similar proceeding, and (f) there are no disputes under any Ceded Reinsurance Contract, except as would not constitute a Material Adverse Effect.
Section 4.21 Reserves. The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premiums of each Company Insurance Subsidiary contained in its Company Statutory Statements (a) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards and (b) satisfied the requirements of all applicable Insurance Laws in all material respects. Notwithstanding anything to the contrary in this Agreement or any other agreement, document, or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document, or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document, or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.
Section 4.22 Insurance Policies. Except as would not constitute a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action that, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of each of Goldman, Sachs & Co. (“Goldman”) and J.P. Morgan Securities LLC (“JPM”), dated the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, and limitations set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Shares. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose.
Section 4.24 Brokers and Other Advisors. Except for Goldman and JPM, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and complete copy of each of (i) the engagement letter between the Company and Goldman and (ii) the engagement letter between the Company and JPM has been provided to Parent prior to the date hereof (collectively, the “Engagement Letters”).
Section 4.25 IT Systems; Data Security and Privacy.
(a) Except as would not constitute a Material Adverse Effect, (i) since January 1, 2017, a failure or lack of capacity of the IT Systems has not prevented the Company or any of its Affiliates from conducting their respective businesses in the ordinary course, and (ii) to the Knowledge of the Company, the IT Systems do not contain any Malware that would reasonably be expected to disrupt the ability of the Company and its Subsidiaries to conduct their businesses or present a risk of unauthorized access, disclosure, use, corruption, destruction, or loss of any Personal Information or other non-public information.
(b) Except as would not constitute a Material Adverse Effect, the Company, and its Subsidiaries have implemented, maintain, and comply with written information security (including cybersecurity), business continuity, and backup and disaster recovery plans and procedures that are consistent with generally accepted industry standards and applicable Laws, writs, injunctions, directives, judgments, decrees, and orders. Except as would not constitute a Material Adverse Effect, since January 1, 2017, to the Knowledge of the Company, there has been no unauthorized disclosure, use of or access to (i) any Personal Information or other non-public information held by or on behalf of the Company or its Affiliates or (ii) the IT Systems.
(c) Except as would not constitute a Material Adverse Effect, since January 1, 2017, the Company and its Subsidiaries have implemented, maintain and comply with internal privacy policies and procedures and comply with any and all applicable regulatory guidelines, contractual requirements, terms of use, and industry standards applicable to the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance, and disposal of Personal Information.
Section 4.26 Investment Management.
(a) Investment Advisers.

(i) Registration. The IA Subsidiary is, and at all times required by applicable Law since January 1, 2017 has been, registered as an investment adviser under the Advisers Act and the rules and regulations thereunder. Neither the Company nor any Subsidiary, other than the IA Subsidiary is registered or required to be registered as an investment adviser with the SEC. Neither the Company nor any Subsidiary is, or at any time since January 1, 2017 has been, required to be registered as an investment adviser with any Governmental Authority, other than the SEC, except where the failure so to register would not reasonably be expected to constitute a Material Adverse Effect.
(ii) Filings. The IA Subsidiary has filed each Form ADV and all amendments thereto required to be filed with the SEC since January 1, 2017 (“IA Filings”). Since January 1, 2017, the IA Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to constitute a Material Adverse Effect.
(iii) Disqualification.
(A) To the Knowledge of the Company, neither the IA Subsidiary nor any director, officer or employee of, or any other “person associated with” (as defined under the Advisers Act), the IA Subsidiary has, since January 30, 2017 through the date hereof, been ineligible to serve as an investment adviser or “person associated with an investment adviser” (as defined under the Advisers Act) under Section 203(e) or Section 203(f) of the Advisers Act or ineligible under Rule 206(4)-3(a)(1)(ii) under the Advisers Act to receive a cash fee with respect to solicitation activities, unless the IA Subsidiary or such associated person has received no-action or exemptive relief from the SEC with respect to any such disqualification.
(B) Neither the IA Subsidiary nor, to the Knowledge of the Company, any executive officer or director of the IA Subsidiary or any other officer of the IA Subsidiary (to the extent such other officer would be reasonably expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act in connection with his or her duties to the IA Subsidiary), is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter, or in any other capacity with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Action pending that would result in the ineligibility of the IA Subsidiary or any such Person to serve as an investment manager, solicitor, promoter, or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(C) The IA Subsidiary does not provide investment advisory services for compensation to any “government entity” either directly or through a “covered investment pool” (as such terms are defined in Rule 206(4)-5 under the Advisers Act).
(b) Private Funds.
(i) Registration. No Private Fund is, or at any time since January 1, 2017 was, required to register with the SEC as an investment company under the Investment Company Act.
(ii) Offerings. The shares, units, securities, or other interests in each Private Fund (A) have been issued and sold in compliance with applicable Law, except as would not reasonably be expected to constitute a Material Adverse Effect, and (B) are registered or qualified for public offering and sale or exempt from such registration or qualification under applicable Law in each jurisdiction where offers of such interests were made, except where the failure to be so registered or qualified would not constitute a Material Adverse Effect.
(iii) Compliance with Law. Each Private Fund is, and at all times since January 1, 2017 has been, in compliance with all applicable Law, except such events of non-compliance as would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.
(iv) Disqualification. No Private Fund, any executive officer or director of any such Private Fund, or any other officer of any such Private Fund (to the extent such other officer would be reasonably expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act in connection with his or her duties to a Private Fund) is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Action pending that would result in the ineligibility of any such Private Fund or any such Person to participate in an offering of securities of the Private Funds in reliance on Rule 506 of Regulation D under the Securities Act, except as would not constitute a Material Adverse Effect.
Section 4.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub, or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget, or prospective information relating to the Company, any of its Subsidiaries, or their respective businesses, (b) any judgment based on actuarial principles, practices, or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) whether (i) reserves for losses (including incurred but not reported losses, loss adjustment expenses whether allocated or unallocated, unearned premium, or uncollectible reinsurance) (A) will be sufficient or adequate for the purposes for which they were established or (B) may not develop adversely or (ii) the reinsurance or other recoverables taken into account in determining the amount of such reserves for losses will be collectible, or (d) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub, or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement, or the course of the Transactions.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, as of the date hereof and as of the Closing Date, except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):
Section 5.01 Organization; Standing. Each of Parent and Merger Sub is an exempted company duly organized, validly existing, and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease, and operate its assets and properties in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not constitute a Parent Material Adverse Effect. Parent has made available to the Company copies of Parent’s and Merger Sub’s Organizational Documents, each as amended to the date of this Agreement.
Section 5.02 Authority; Noncontravention.
(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Merger Sub Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance by Parent and Merger

Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Parent Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery, and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution, and delivery hereof by the Company, constitutes a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(b) Each of the Parent Board and the Merger Sub Board have adopted resolutions that have approved the Merger, this Agreement and the Statutory Merger Agreement.
(c) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with, or violate any provision of Organizational Documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(c) (other than Section 4.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(c)), (B) that the actions described in Section 5.02(a) have been completed, (C) that the Consents referred to in Section 5.03 are, and, in the case of Merger Sub, the Merger Sub Shareholder Approval is, obtained, and (D) that the filings referred to in Section 5.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law, writ, injunction, directive, judgment, decree, or order applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions, or provisions of, or give rise to a right of termination, modification, acceleration, or cancellation under, any material Contract to which Parent or any of its Subsidiaries is a party or accelerate Parent’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such material Contract, or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not constitute a Parent Material Adverse Effect.
(d) The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as contemplated by Section 6.12) is the only vote or approval of the holders of any class or series of shares of Parent, Merger Sub, or any of its other Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement, and the Merger.

Section 5.03 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations, or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky Laws, (g) approvals, filings, and notices under all applicable Insurance Laws as set forth in Section 5.03 of the Parent Disclosure Letter (the “Parent Insurance Approvals”), and (h) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(g) and the completeness of Section 4.04 of the Company Disclosure Letter), no Consent of, or filing, declaration, or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder, and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations, or registrations that, if not obtained, made, or given, would not constitute a Parent Material Adverse Effect. As of the date of this Agreement, Parent has a reasonable basis to believe that the Parent Insurance Approvals set forth on Section 5.03 of the Parent Disclosure Letter will be obtained prior to the Walk-Away Date.
Section 5.04 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature, other than those incident to its formation and pursuant to the Transactions, and, prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.
Section 5.05 Sufficiency of Funds.
(a) Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, at the Closing, Parent will have sufficient funds to pay the Merger Consideration and all other amounts required to be paid by Parent at Closing under this Agreement, and all related fees and expenses required to be paid at the Closing by Parent in connection with the Transactions (collectively, the “Financing Uses”). As of the date hereof, there are no side letters or other Contracts relating to the funding of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.
(b) As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated, or rescinded or otherwise amended, supplemented, or modified in any respect and no such amendment, supplement, or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto. As of the date hereof, the Equity Commitment Letter, in the form delivered to the Company, is a legal, valid, and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against Parent and, to the Knowledge of Parent, such other parties thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception. As of the date hereof, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time, or both, would, or would reasonably be expected to, constitute a material default or breach on the part of Parent or any Investor under any term, or a failure to satisfy a condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing necessary to satisfy the Financing Uses contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 2.06. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, Parent has no reason to believe that it or any Investor would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it or that the full amount of the Equity Financing will not be available to it at the Closing.
Section 5.06 Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub, or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal, or (c) between Parent, Merger Sub, or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 3.03.
Section 5.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Shareholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.
Section 5.08 Legal Proceedings. Except as would not constitute a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent, threatened legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation, or, to the Knowledge of Parent, investigation against Parent or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance issued by Parent or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree, or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 5.09 Ownership of Company Shares, 5.95% Preference Shares or 5.625% Preference Shares. None of Parent, Merger Sub or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares, 5.95% Preference Shares, or 5.625% Preference Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting, or disposing of any Company Shares, 5.95% Preference Shares or 5.625% Preference Shares.
Section 5.10 Brokers and Other Advisors. Except for Willis Towers Watson and Libero Ventures, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 5.11 Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have caused Guarantors to deliver the Guarantee, dated as of the date hereof, to the Company. The Guarantee is in full force and effect (assuming the due authorization, execution, and delivery thereof by the other parties thereto). The Guarantee constitutes the valid and binding obligation of the Guarantors and is enforceable against the Guarantors, subject to the Bankruptcy and Equity Exception. There is no default under the Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Guarantors.
Section 5.12 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Parent and Merger Sub in this Article V and in the Equity Commitment Letter and the Guarantee, neither Parent, Merger Sub, nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts, or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
(b) Except for the representations and warranties expressly set forth in Article IV, Parent and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), or prospects, including with respect to any information made available to Parent, Merger Sub, or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices, or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.01 Conduct of Business.
(a) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law, as required or contemplated by the terms of this Agreement (including Section 6.01(c)) or as described in Section 6.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned, or delayed), (w) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice, (x) to the extent consistent with the prohibitions set forth in clauses (i) through (xxxiii) of this Section 6.01, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations and material assets substantially intact, keep available in all material respects the services of its current officers, employees and consultants and preserve its goodwill and existing relationships with material customers, brokers, reinsurance providers, regulators, officers, employees, and other Persons with whom the Company or any of its Subsidiaries have significant business relationships and (y) the Company shall not, and shall not permit any of its Subsidiaries to:
(i) issue, sell, or grant any of its shares or other equity or voting interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants, or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries or any Company Awards; provided that the Company may issue Company Shares or other securities as required pursuant to the vesting, settlement, or exercise of Company Awards, Company Share Purchase Plan Awards, or Company Rights outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, Company Share Purchase Plan Award, or Company Right in effect on the date of this Agreement; provided further that the Subsidiaries of the Company may make any such issuances, sales, or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company;
(ii) redeem, purchase, or otherwise acquire any outstanding shares or other equity or voting interests of the Company or any of its Subsidiaries or any rights, warrants, or options to acquire any shares of the Company or any of its Subsidiaries or other equity or voting interests of the Company or any of its Subsidiaries, except (A) pursuant to the Company Plans, the Company Awards, or

Company Share Purchase Plan Awards (including, for the avoidance of doubt, in connection with the forfeiture of any Company Awards or the satisfaction of any per share exercise price related to any Company Awards) or (B) in connection with the satisfaction of Tax withholding obligations with respect to any Company Awards or Company Share Purchase Plan Awards;
(iii) establish a record date for, declare, set aside for payment, or pay any dividend on, or make any other distribution in respect of, any shares or other equity or voting interests of the Company or any of its Subsidiaries, in each case, other than (A) periodic cash dividends paid by the Company on 5.95% Preference Shares and 5.625% Preference Shares not in excess of the amounts contemplated by the applicable certificates of designations for such shares with record dates and payments dates generally consistent with the timing of record and payment dates in the most recent comparable prior fiscal quarter prior to the date of this Agreement, (B) periodic cash dividends paid by the applicable Subsidiary of the Company on preferred shares issued and outstanding on the date hereof in an amount not in excess of the amounts required by the applicable bye-laws, certificate of designation, or authorizing resolutions for such preferred shares, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement and (C) dividends paid by a Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company;
(iv) split, combine, subdivide, or reclassify any shares or other equity or voting interests of the Company or any of its Subsidiaries;
(v) incur any indebtedness for borrowed money, issue or sell any bonds, debentures, or other debt securities or warrants or other rights to acquire any bonds, debentures, or other debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries, (B) letters of credit issued in the ordinary course of business in the insurance or reinsurance business of the Company or any of its Subsidiaries, (C) borrowings under the Company’s existing credit facilities having an aggregate principal amount outstanding that is not in excess of $20,000,000, (D) any other Indebtedness in an aggregate principal amount not in excess of $20,000,000, and (E) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed, or otherwise entered into hereunder; provided that, in the case of this clause (E), the amount of Indebtedness incurred in connection with such refinancing does not exceed the principal amount of the Indebtedness so refinanced (other than with respect to increased amounts attributable to unpaid accrued interest, fees and premiums (including tender premiums), defeasance costs, and underwriting discounts, fees, commissions and expenses associated therewith);

(vi) enter into any swap or hedging transaction or other derivative agreement, except for in the ordinary course of business and in compliance with the Investment Guidelines;
(vii) sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $10,000,000 individually or $20,000,000 in the aggregate, except (A) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) leases and subleases of real property owned or leased by the Company or its Subsidiaries, or (D) sales of Investment Assets in the ordinary course of business (including in connection with cash management or investment portfolio activities) and in compliance with the Investment Guidelines;
(viii) make or authorize any capital expenditures outside the ordinary course of business or make loans or advances to, or, except as permitted by the Investment Guidelines, any investments in, any other Person, other than a Subsidiary of the Company;
(ix) make any acquisition (including by merger or amalgamation) of the share capital or other equity or voting interests of any other Person (except the acquisition of Investment Assets in the ordinary course of business and in compliance with the Investment Guidelines) or of the assets of any other Person, in each case, for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate;
(x) make any material changes in financial accounting methods, principles, or practices materially affecting the consolidated assets, liabilities, or results of operations of the Company and its Subsidiaries, except insofar as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, or (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines, and interpretations of the National Association of Insurance Commissioners or any similar organization;
(xi) materially alter or materially amend any existing (x) insurance or reinsurance underwriting, reserving, claim handling, loss control, policy retention or conservation, (y) ceded reinsurance diversification, counterparty criteria, business line or quota share percentage, or (z) actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary or any material assumption underlying any reserves or actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, or (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines, and interpretations of the National Association of Insurance Commissioners or any similar organization;
(xii) reduce or strengthen any reserves, provisions for losses, or other liability amounts in respect of Insurance Contracts and assumed reinsurance Contracts, except (A) as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) Applicable SAP or GAAP, as applicable, (B) as a result of loss or exposure payments to other parties in accordance with the terms of Insurance Contracts and assumed reinsurance Contracts, or (C) in the ordinary course of business;
(xiii) adopt or implement any shareholder rights plan or similar arrangement;
(xiv) (A) amend the Company Organizational Documents (other than pursuant to the Bye-Law Amendment) or (B) amend in any material respect the comparable Organizational Documents of any of the Subsidiaries of the Company in a manner that would reasonably be likely to prevent or to impede, interfere with, hinder, or delay in any material respect the consummation of the Transactions;
(xv) adopt any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries, continue or agree to continue the Company or any of its Subsidiaries into any other jurisdiction, or convert or agree to convert the Company or any of its Subsidiaries into any other form of legal entity (in each case, other than dormant Subsidiaries or, with respect to any merger, amalgamation, or consolidation, other than among wholly owned Subsidiaries);
(xvi) grant any Lien (other than Permitted Liens) in any of its material properties or assets, except to secure Indebtedness permitted under Section 6.01(a)(v);
(xvii) settle, discharge or compromise any pending or threatened Action against the Company or any of its Subsidiaries, or any of their officers or directors in their capacities as such, other than the settlement or discharge of Actions (A) solely for monetary damages for an amount not to exceed $1,500,000 for any such settlement individually or $5,000,000 in the aggregate (with such aggregate amount calculated taking into account the amount of any settled Tax proceedings permitted under Section 6.01(a)(xxiv)(B)) or (B) for claims under Contracts of insurance or reinsurance issued by the Company or any of its Subsidiaries in accordance with applicable policy or contractual limits in the ordinary course of business;

(xviii) cancel any material Indebtedness or waive any material claims or rights under any Material Contract, other than in the ordinary course of business;
(xix) except as required by Law or the terms of a Company Plan as of the date hereof, (A) terminate, establish, adopt, enter into, or amend any Company Plan (or any other arrangement that would be a Company Plan, if in effect on the date hereof), (B) accelerate the payment, funding, right to payment, or vesting of, compensation or benefits of, any current or former director, officer, employee or individual service provider, (C) modify the compensation or benefits of any Senior Employee, current or former director or individual service provider or, except for annual base salary increases given in the ordinary course of business consistent with past practice, materially increase the compensation or benefits of any other employee, (D) loan or advance any money or other property to any director, officer, employee or individual service provider, or (E) grant any equity or equity-based awards to any director, officer, employee or individual service provider;
(xx) (A) terminate the employment of any employee whose base salary exceeds $300,000 (a “Senior Employee”), other than for “cause”, or (B) hire or promote any Senior Employee (or any employee who would be a Senior Employee, if employed on the date hereof);
(xxi) amend, modify, or terminate any Material Contract or Ceded Reinsurance Contract in such a way as to materially reduce the expected business or economic benefits thereof or enter into any Contract that would constitute a Material Contract if in effect as of the date hereof, in each case, except in the ordinary course of business;
(xxii) voluntarily abandon, dispose of, or permit to lapse any right to Owned Intellectual Property material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;
(xxiii) voluntarily abandon, dispose of or permit to lapse any Permit material to the business of the Company or any of its Subsidiaries;
(xxiv) (A) make any material Tax election, except for in the ordinary course of business, (B) settle or compromise any audit or other proceeding relating to a material amount of Tax (other than in an amount not to exceed $10,000,000 for any such settlement or compromise individually or $50,000,000 in the aggregate (with such aggregate amount calculated taking into account the amount of any settled Actions permitted under Section 6.01(a)(xvii)(A))), (C) file any material amended Tax Return, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, other than in the ordinary course of business, (E) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any Contract entered into in the ordinary course of business that does not relate principally to Taxes), (F) surrender any right to claim any material Tax refund, (G) make any material change to any Tax accounting method, except for in the ordinary course of business, (H) change its residence for Tax purposes; or (I) establish any office, branch or permanent establishment in any country other than the country in which it is organized;
(xxv) acquire or dispose of any material Investment Assets in any manner inconsistent with the Investment Guidelines;
(xxvi) materially amend, materially modify, or otherwise materially change the Investment Guidelines or manage the investment portfolios of the Company Insurance Subsidiaries in a manner that is inconsistent with the Investment Guidelines in any material respect;
(xxvii) enter into any new lines of business or withdraw from, or put into “run off”, any existing material lines of business;
(xxviii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;
(xxix) recognize any labor union or negotiate, enter into, or amend any collective bargaining agreement;
(xxx) enter into any Contract or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;
(xxxi) enter into (A) any material funding obligation of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge, or similar arrangement), in respect of any of the Investment Assets or (B) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than in the ordinary course of business consistent with past practice;
(xxxii) enter into, or amend or modify in any significant manner, any Contract or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(xxxiii) enter into, amend, or modify any agreement with any broker, investment banker, financial advisor, or other Person entitling such Person to any broker’s, finder’s, financial advisor’s, or other similar fee or commission or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, including any amendment or modification of any Engagement Letter;
(xxxiv) enter into, amend, modify, or exercise any right to renew any Company Lease that provides for or involves rent payments of $2 million in any twelve (12) month period or more or has a term of more than three (3) years;
(xxxv) (A) enter into, renew, or modify any Ceded Reinsurance Contract that would, or would reasonably be expected to, result in the Company and its Subsidiaries, taken together, ceding to third parties in excess of twenty five percent (25%) of the total gross written premiums of the Company and its Subsidiaries, taken together, in 2019 or (B) enter into, renew or modify any loss portfolio transfer or adverse development cover or similar transaction; or
(xxxvi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(b) Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(c)
(i) (A) If, between the date hereof and the Closing Date, the Company or any of its Representatives receives a clear indication from A.M. Best or S&P after a discussion with such rating agency that such rating agency intends to downgrade the financial strength rating of any Company Insurance Subsidiary in the near-term, the Company will as promptly as reasonably practicable notify Parent of the receipt of such indication and disclose any reasoning given by such rating agency for the potential downgrade. Parent and the Company shall thereafter cooperate and work together in good faith to develop and implement in a timely manner a plan for addressing any matters raised by such rating agency so as to avoid such downgrade. If Parent and the Company mutually agree on the actions to be taken to avoid such ratings downgrade and that the Company should take such actions, the Company may take such actions and the taking of such actions will not constitute a breach of this Agreement by the Company (notwithstanding anything to the contrary in this Agreement). (B) If Parent and the Company do not mutually agree on the actions to be taken to avoid such ratings downgrade or that the Company should take any particular actions, then the Company may, notwithstanding anything to the contrary in this Agreement (including the restrictions set forth in Section 6.01(a) hereunder), take any commercially reasonable actions that the Company Board reasonably determines are reasonably necessary to avoid such a ratings downgrade; provided that the Company notifies Parent no later than 1 business day after such determination and notifies Parent no later than 1 business day after it has taken such action (which notices shall describe the action taken or to be taken and the rationale therefor).
(ii) Notwithstanding anything to the contrary in Section 6.01(c)(i), if (x) the Company takes any action pursuant to Section 6.01(c)(i)(B) and the taking of such action causes, or would reasonably be expected to cause, a significant adverse economic consequence for the Company and its Subsidiaries, taken as a whole, or increases, in any respect, the aggregate Merger Consideration payable to the holders of Company Shares in accordance with Article III, or (y) without the express prior written consent of Parent, the Company takes, or refrains from taking, any action pursuant to Section 6.01(c)(i)(B) and such action, or failure to act, would otherwise violate the provisions of Sections 6.01(a)(i), (iii), (v), (vi), (x), (xi), (xii), (xv), (xx), (xxiv), (xxvii), (xxviii), (xxx) or (xxxv) in any material respect (any such action, or failure to act, under clause (x) or clause (y), a “Triggering Event”), then in either case Parent shall be entitled to terminate this Agreement pursuant to Section 8.01(c)(iii) on or prior to the 20th business day after the later of (A) the date on which the Company causes (by action or failure to act) a Triggering Event and (B) the date on which the Company notifies Parent that it has caused (by action or failure to act) a Triggering Event. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the taking of any such action, or failure to act, under clause (x) or clause (y) in the circumstances contemplated by Section 6.01(c)(ii) will not constitute a breach or violation of this Agreement by the Company for any other purpose and will not result in a right of termination, other than pursuant to Section 8.01(c)(iii).
(d) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, capitalize or agree to any capital plan with respect to Aspen Insurance Ireland Designated Activity Company in any manner that is inconsistent with the capital plan set forth in the application to the Central Bank of Ireland for authorization of Aspen Insurance Ireland Designated Activity Company as an insurance carrier, which was submitted by the Company to the Central Bank of Ireland prior to the date hereof, in any case, without the prior written consent of Parent.
Section 6.02 No Solicitation by the Company; Change in Recommendation.
(a) Except as permitted by this Section 6.02, the Company shall and shall cause each of its Subsidiaries to, and its and their respective directors, officers, and employees to, and shall use its reasonable best efforts to cause its other Representatives (including by providing written direction to its financial advisor informing it of the obligations set forth in clauses (i) and (ii) of this Section 6.02(a)), as applicable, to, (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations of or with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, not, directly or indirectly, (A) solicit, knowingly encourage, initiate, or take any action to facilitate the submission of any inquiry or the making of any proposal or offer, in each case that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding any submission, proposal, announcement, offer, or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal or furnish to any other Person any non-public information in connection with a Takeover Proposal or any such submission, proposal, announcement, offer, or inquiry, (C) enter into any Company Acquisition Agreement, (D) terminate, waive, amend, release or modify any provision of any confidentiality agreement to which the Company or any Subsidiary of the Company is a party in connection with any Takeover Proposal or any submission, proposal, offer, or inquiry that would reasonably be expected to lead to any Takeover Proposal (unless the Company Board determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under applicable Law), (E) reimburse or agree to reimburse the expenses of any Person (other than the Company’s Representatives) in connection with any Takeover Proposal, or (F) publicly propose or agree to do any of the foregoing. Promptly following the execution of this Agreement, the Company shall, to the extent it had not previously done so prior to the date of this Agreement, deliver a request to each Person that has executed a confidentiality agreement with the Company during the eighteen (18) months prior to the date of this Agreement or has received non-public information from or on behalf of the Company during such period, in either case, in connection with considering or making a Takeover Proposal to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or its Representatives. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company may waive, and may choose not to enforce, any provision of any standstill or confidentiality agreement with any Person that would prohibit such Person from communicating confidentially a Takeover Proposal to the Company Board, if and only to the extent that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(b) Notwithstanding anything contained in Section 6.02(a) or any other provision of this Agreement to the contrary, if, at any time after the execution of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any material breach of this Section 6.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 6.02(a) has occurred for purposes of this Section 6.02(b), Section 6.02(d) or Section 8.01(d)(ii), but not, for the avoidance of doubt, for the purpose of determining whether a breach has occurred for purposes of Section 8.02 or Section 8.03(a)(i), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with the first sentence of Section 6.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (ii) of Section 6.02(a)), then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing; provided that the Company shall promptly provide to Parent any material written correspondence with any such Person or its Representatives and communicate to

Parent any material terms and conditions of such Takeover Proposal that were orally communicated to the Company or its Representatives by such Person and (ii) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company (1) shall promptly provide to Parent a copy of such Acceptable Confidentiality Agreement; and (2) has previously provided, or substantially concurrently with the time such information is provided to such Person or group of Persons, provides, all such information concerning the Company or any of its Subsidiaries to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal after entering into an Acceptable Confidentiality Agreement with such Person.
(c) The Company shall promptly notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal (and in any event within twenty-four (24) hours after receipt thereof) and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and unredacted copies of all proposals, offers, indications of interest, term sheets, or other material agreements and documents with respect thereto or that contain proposed terms of such Takeover Proposal and communicate to Parent any material terms and conditions orally communicated to the Company or its Representatives in connection with such Takeover Proposal, in each case, as promptly as practicable (and in no event later than twenty-four (24) hours) after receipt or delivery thereof. The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto and provide copies of proposals, offers, indications of interest, term sheets, or other material agreements, as contemplated above) on a prompt basis. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.
(d) Neither the Company Board nor any committee thereof shall (x) (A) withhold or withdraw or publicly propose to withdraw or withhold the Company Board Recommendation, (B) modify, qualify, or amend or publicly propose to modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve, publicly endorse, or recommend or propose to approve, publicly endorse, or recommend any Takeover Proposal, (E) make any recommendation in connection with a tender offer or exchange offer, other than a recommendation against such offer, or fail to recommend against acceptance of such a tender or exchange offer, including by taking no position with respect to acceptance of such tender or exchange offer, by the close of business on the earlier of (i) the tenth (10th) business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (ii) the second (2nd) business day prior to the date of the Company Shareholders Meeting (if such tender or exchange offer is commenced prior to the fourth (4th) business day prior to the Company Shareholders Meeting) or the date and time of the Company

Shareholders Meeting (if such tender or exchange offer is commenced on or after the fourth (4th) business day prior to the Company Shareholders Meeting), or (F) fail to publicly reaffirm the Company Board Recommendation within five (5) business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer, which shall be governed by clause (E)) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) business day period and only once for each such public Takeover Proposal and once for each public material amendment to such Takeover Proposal (any prohibited action described in this clause (x) being referred to as an “Adverse Recommendation Change”) or (y) authorize, cause, or permit or publicly propose to authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement, option agreement, amalgamation agreement, or other agreement related to any Takeover Proposal (other than any Acceptable Confidentiality Agreement pursuant to Section 6.02(b)) (each, a “Company Acquisition Agreement”) or requiring, directly or indirectly, the Company to abandon, terminate, or fail to consummate the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Company Board may:
(i) in response to an Intervening Event, if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; and
(ii) in response to a Superior Proposal that has not been withdrawn, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(d)(ii), pay the Company Termination Fee, and enter into a definitive agreement to implement such Superior Proposal;
provided that the Company has complied in all material respects with this Section 6.02 and has given Parent at least four (4) business days’ (the “Change of Recommendation Notice Period”) written notice (a “Company Notice”) prior to taking any such action, which notice shall include a statement that the Company Board intends to take such action and specifying the reasons therefor and (I) in the case of an Intervening Event, specifies the material changes, developments, effects, circumstances, states of facts, or events comprising such Intervening Event, and (II) in the case of a Superior Proposal, discloses (1) the material terms and conditions of such Superior Proposal and the identity of the Person or group of Persons making such Superior Proposal and its or their financing sources, if applicable, and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal and any agreement in the Company’s possession relating to the financing of such Superior Proposal; provided, further, that

(X) during such Change of Recommendation Notice Period (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Company Notice to Parent and an additional two (2) business day period prior to taking any specified action), the Company shall have, and shall have caused its Subsidiaries and its and their respective Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company Board to no longer make an Adverse Recommendation Change or a determination that a Takeover Proposal constitutes a Superior Proposal and (Y) the Company Board shall have determined in good faith following the end of such Change of Recommendation Notice Period (as it may be extended pursuant to this Section 6.02(d)), after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (i) that the Superior Proposal giving rise to such Company Notice continues to be a Superior Proposal or (ii) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(e) Nothing in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure or communication to shareholders of the Company that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is required by the directors’ fiduciary duties under applicable Law or otherwise by applicable Law, it being understood, however, that this Section 6.02(e) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (y) of Section 6.02(d), except, in each case, to the extent permitted by Section 6.02(d), or (iii) informing any Person of the existence of the provisions contained in this Section 6.02.
(f) As used in this Section 6.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.
Section 6.03 Preparation of the Proxy Statement; Shareholders Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare the Proxy Statement and file it with the SEC. Subject to Section 6.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent, and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement, if and to the extent such information shall have become false or misleading in any material respect. Each of the Company and Parent shall notify the other promptly in writing after the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of Company Shares, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.
(b) Subject to Section 6.03(a), the Company shall take all necessary actions, including in accordance with applicable Law, the Company Organizational Documents, and the rules of the New York Stock Exchange, to duly call, give notice of, convene, and hold a meeting of its shareholders (including any adjournment, recess, reconvening, or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining approval of the Bye-Law Amendment and Company Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.03 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the Company Board of Directors making an Adverse Recommendation Change. The Bye-Law Amendment proposal shall appear first on the proxy card in the Proxy Statement ahead of the proposals to obtain the Company Shareholder Approval. The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Takeover Proposal. Subject to Section 6.02, the Company shall use its reasonable best efforts to obtain approval of the Bye-Law Amendment and the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, without Parent’s consent, adjourn, recess, reconvene, or postpone the Company Shareholders Meeting, if after reasonable consultation with Parent, the Company reasonably believes that (i) such adjournment, recess, reconvening, or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain approval of the Bye-Law Amendment or the Company Shareholder Approval or (iii) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. The Company shall adjourn or postpone the Company Shareholders Meeting once, for a period of up to fourteen (14) days, if requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Company Shareholder Approval, if sufficient proxies constituting the Company Shareholder Approval have not been received by the Company. If requested by Parent, the Company shall advise Parent at least on a daily basis on each of the last seven (7) days prior to the date of the Company Shareholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Shareholder Approval and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Shareholders Meeting.
Section 6.04 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub, and the Company shall, and shall cause their respective Subsidiaries to, and Parent shall use its reasonable best efforts to cause its control persons under applicable Law to, if applicable, use its reasonable best efforts to fulfill all conditions to Closing applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including (i) using reasonable best efforts to obtain all necessary, proper, or advisable Consents from Governmental Authorities and making all necessary, proper, or advisable registrations, filings, and notices and using reasonable best efforts to take all steps as may be necessary to obtain such Consents from any Governmental Authority (including under Insurance Laws and the HSR Act and any other applicable Antitrust Laws) and (ii) executing and delivering any additional agreements, documents, or instruments necessary, proper, or advisable to consummate the Transactions, and to fully carry out the purposes of, this Agreement.
(b) Without limiting the foregoing and subject to Section 6.04(e) and Section 6.04(f), each party hereto shall, and shall cause its Subsidiaries to, and Parent shall use its reasonable best efforts to cause its control persons under applicable Law to, if applicable, use reasonable best efforts to avoid each and every impediment under any applicable Law that may be asserted by, or judgment, decree, and order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger, or any other Transaction, so as to enable the Closing to occur in the most expeditious manner reasonably practicable, including using reasonable best efforts to (i) obtain all Consents of Governmental Authorities necessary, proper, or advisable to consummate the Transactions and secure the expiration or termination of any applicable waiting period under the HSR Act and any other applicable Antitrust Laws, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby, and (iii) prevent the entry of, and have vacated, lifted, reversed, or overturned, any judgment, decree, or order of Governmental Authorities that would prevent, prohibit, restrict, or delay the consummation of the Merger or any other Transaction contemplated hereby.
(c) In furtherance of and without limiting the foregoing, (i) Parent shall, and shall use its reasonable best efforts to cause each of its control persons under applicable Law, if applicable, to, file a “Form A” Acquisition of Control with the Insurance Commissioner of the States of Texas and North Dakota, within twenty (20) business days after the date hereof, which filings shall include a business plan that is consistent in all material respects with the Summary

Business Plan, (ii) Parent shall file any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Insurance Laws within twenty (20) business days after the date hereof; (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Transactions and requesting early termination of the waiting period under the HSR Act, within twenty (20) business days after the date hereof, (iv) Parent shall file an application with the Bermuda Monetary Authority within twenty (20) business days after the date hereof, (v) Parent shall, and shall use its reasonable best efforts to cause each of its control persons under applicable Law, if applicable, to, file a notification under section 178 of the Financial Services and Markets Act 2000 to the Prudential Regulation Authority and the Financial Conduct Authority within twenty (20) business days after the date hereof, (vi) Parent or, where appropriate, the Company Subsidiary that is a Lloyd’s managing agent, shall, following the provision of a draft approved by Parent, file a notification requesting the written consent of the Franchise Board as required by paragraph 43 of the Lloyd’s Underwriting Bye-Law within twenty (20) business days after the date hereof, (vii) Parent shall, and shall use its reasonable best efforts to cause each of its control persons under applicable Law, if applicable, to, file a notification requesting the written consent of the Council as required by paragraph 12 of the Lloyd’s Membership Bye-law to Lloyd’s within twenty (20) business days after the date hereof, (viii) Parent or the Company, as applicable, shall, and shall use its reasonable best efforts to cause each of their control persons under applicable Law, if applicable, to, make any other necessary, proper, or advisable registrations, filings, and notices under non-U.S. Insurance Laws within twenty (20) business days after the date hereof, (ix) Parent or the Company, as applicable, shall make any necessary, proper, or advisable registrations, draft filings and notices under non-U.S. Antitrust Laws within twenty (20) business days after the Company provides the information necessary to determine what filings are required under any applicable Antitrust Laws, and (x) Parent or the Company, as applicable, shall, and shall use its reasonable best efforts to cause each of their control persons under applicable Law, if applicable, to, make any other necessary, proper, or advisable registrations, filings, and notices within twenty (20) business days after the date hereof. All filings, presentations or communications to the public or to third parties that are made by or on behalf of Parent or any of its control persons under applicable Law in connection with the transactions contemplated by this Agreement that include or require a description of, or an attachment of, any plans for the business, operations or management of the Company or any of its Subsidiaries after the Closing shall include a description or plan that is consistent in all material respects with the Summary Business Plan, and neither Parent nor any of its control persons under applicable Law or Representatives shall make any statements or representations to any Governmental Authority, rating agency or any other Person in connection with the transactions contemplated by this Agreement that are inconsistent with the Summary Business Plan. All filing fees payable in connection with the foregoing shall be borne by Parent.
(d) Each of the Company, Parent, and Merger Sub shall consult with one another with respect to the obtaining of all Consents of Governmental Authorities necessary, proper, or advisable to consummate the Transactions and each of the Company, Parent, and Merger Sub shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Consents. The Company shall supply all information reasonably requested by

Parent to prepare any necessary filings and to make a determination of what filings under the Antitrust Laws are necessary. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other with respect to, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the Transactions and each party agrees to in good faith consider comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent is required to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication (redacted or on an outside counsel basis as necessary), and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed or conditioned. Parent, Merger Sub, and the Company shall not, and shall cause their respective Affiliates not to, permit any of their respective Representatives to participate in any live or telephonic meeting with any Governmental Authority (other than routine or ministerial matters) in respect of any filing, investigation, or other inquiry relating to the Transactions, unless, to the extent practicable, (i) it consults with the other party in advance and, (ii) to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting. Notwithstanding the foregoing or anything else contained in this Agreement, no party shall be obligated to provide information to another party, if such party determines, in its reasonable judgment, that (i) doing so would violate applicable Law or a Contract, agreement, privilege or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information (it being understood that the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability, or contravening applicable Law or Contract, agreement, or obligation, including by entering into a customary joint defense agreement or common interest agreement with the requesting party, to the extent such an agreement would preserve the applicable privilege or protection) or (ii) such information is not directly related to the Transactions. For the avoidance of doubt, this Section 6.04(d) (except for the immediately preceding sentence) shall not apply with respect to Tax matters.
(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party or any of its Affiliates be required by a Governmental Authority to agree to take, or enter into any action, which action is not conditioned upon the Closing.
(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company without the prior written consent of Parent agree to) take or refrain from taking, or agree to take or refrain from taking, any action, including entering into any consent decree, hold separate order, or other arrangement, or permit or suffer to exist any condition, limitation, restriction or requirement (i) that would, or would reasonably be expected to, have a material adverse effect on the business, results of operations, or financial condition of

(A) the Company and its Subsidiaries, taken as a whole, or (B) Parent or any of its Affiliates (provided that, for this purpose, that the business and the financial condition, results of operations and other financial metrics of Parent or any of its Affiliates that is of a smaller scale than the Company and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole), (ii) relating to the contribution of capital, or any guaranty, keep-well, capital maintenance or similar arrangement, by Parent or any of its Affiliates (other than the Company and its Subsidiaries) to or of the Company or any of its Subsidiaries or any restrictions on dividends or distributions that, in any case, has or would reasonably be expected to have a non-de minimis adverse economic impact on Parent or any of its Affiliates or (iii) that requires or involves any adverse deviation in any material respect from any key term of the Summary Business Plan with respect to the Company and the Company Insurance Subsidiaries in connection with the Merger identified in Section 6.04(f) of the Parent Disclosure Letter (any such requirement, individually or together with all other such requirements, a “Parent Burdensome Condition”). Except as approved by Parent, the Company shall not, and shall not permit any of its Subsidiaries to, make or agree to any concessions with a Governmental Authority in order to obtain the approvals set forth in Schedule I. Prior to Parent being entitled to invoke a Parent Burdensome Condition, the parties and their respective Representatives shall promptly confer in good faith in order to (i) exchange and review their respective views and positions as to any Parent Burdensome Condition or potential Parent Burdensome Condition and (ii) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid the imposition of a Parent Burdensome Condition or mitigate its impact so that it is no longer a Parent Burdensome Condition.
(g) If requested by Parent, (i) the Company shall reasonably cooperate with Parent in preparing and implementing a communications strategy with respect to Producers, reinsurers and other Persons with material relationships with the Company and (ii) the parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain all consents and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in order to avoid any breach or loss of any right thereunder by the Company or any of its Subsidiaries or any right of termination by any counterparty thereto arising solely as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby; provided, however, that (A) without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) make any concessions to any such Persons in connection with their efforts to obtain such consents and approvals, (B) the Company and its Subsidiaries shall not be required to make any concessions to the counterparty to such Contracts that would result in any of them incurring any cost or making any payment in connection with obtaining any such consent (unless Parent agrees to make such payment or incur such cost on behalf of the Company or to indemnify the Company therefore, or such payment or cost is not required to be paid or incurred until after the Effective Time), (C) the Company and its Subsidiaries shall not be required to agree to take or enter into any action that is not conditioned upon the Closing, and (D) Parent shall not be required to agree to make any concessions to the counterparty to any such Contract (unless Parent agrees to make any payments in connection with such concessions on behalf of the Company or to indemnify the Company therefore, or such concessions would not be effective until after the Effective Time).

Section 6.05 Transfer Taxes. Subject to Section 3.02, all share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties, and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing, and filing any applicable Tax Returns with respect to such Transfer Taxes.
Section 6.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other reasonable opportunity to review and comment upon, any press release or other public statement with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except (i) as may be required by applicable Law, court process, or the rules and regulations of any national securities exchange or national securities quotation system, (ii) as otherwise explicitly provided in Section 6.02, or (iii) to enforce its rights and remedies under this Agreement. The parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties. The Company shall not make any internal announcements or other communications to its employees, customers, brokers or reinsurance providers with respect to this Agreement or the Transactions without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Parent and the Company may make any oral or written public or internal announcements, releases or statements without complying with the foregoing requirements, if the substance of such announcements, releases or statements, was publicly or internally disclosed and previously subject to the foregoing requirements.
Section 6.07 Access to Information. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts, and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities, and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that, notwithstanding the foregoing, the Company shall not be obligated to provide such access or information, if the Company determines, in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the basis for such withholding and shall use its commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability, or contravening applicable Law or Contract or obligation, including by entering into a customary joint defense agreement or common interest agreement with the requesting party, to the extent such an agreement would preserve the applicable privilege or protection. All requests for information made pursuant to this Section 6.07 shall be directed to the Person designated by the Company. In furtherance and not in limitation of the foregoing, during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law, the Company shall cause its applicable officers and employees, including its Chief Financial Officer and Head of Reinsurance, to meet (which may be by electronic means) on a regular basis, and in any event no less than weekly, unless otherwise agreed by the Company and the Designated Representative, with representatives of Parent and its Affiliates designated by Parent (the “Designated Representatives”) to discuss the Company’s ceded reinsurance plan for 2019 and future periods. Among other things, the Company and the Designated Representatives will cooperate and consider in good faith modifications to the Company’s 2019 reinsurance program that may result in a different overall mix of reinsurance protection than in past periods, with a focus on downside protection with greater emphasis on excess of loss and catastrophe coverage and less overall emphasis on quota-share reinsurance. The Company shall consult with, and consider in good faith any recommendations of, the Designated Representatives in regard to the development of the overall reinsurance plan for the Company and its Subsidiaries, as well as on any determination to enter into, renew and modify any Ceded Reinsurance Contract.
Section 6.08 Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company, a Subsidiary of the Company, or any other Person in which the Company or any of its Subsidiaries owns any equity interests at the request of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise), and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative, or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee, or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee, or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability that by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or dishonesty of which such Indemnitee is guilty in relation to the Company, as finally determined by the Supreme Court of Bermuda; and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) as provided in the Company Organizational Documents and the Organizational Documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, to the fullest extent permitted under applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed, or otherwise modified for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of the Indemnitees, except as amendments may be required by applicable Law during such period.
(b) For the six-year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect directors’ and officers’ liability insurance from an insurance carrier with the same or better financial strength of the Company’s current carrier with respect to directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnitees on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement; provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), which Maximum Premium is set forth in Section 6.08(b) of the Company Disclosure Letter, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six (6) years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, including the Transactions. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.08(b) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(c) The provisions of this Section 6.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs, and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by Contract, or otherwise. The obligations of Parent and the Surviving Company under this Section 6.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.08 applies, unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08).

(d) In the event that Parent, the Surviving Company, or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation, or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 6.08.
(e) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers, or other employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to or in substitution for any such claims under such policies.
Section 6.09 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10 Employee Matters.
(a) From and after the Effective Time through the end of the calendar year following the year in which the Effective Time occurs (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) with a base salary or wage rate, target annual incentive compensation opportunity and other compensation and employee benefits (excluding special, one-time or transaction-based compensation and benefits, defined benefit plan benefits, retiree welfare and long-term incentive compensation opportunities) that are not materially less favorable, in the aggregate, than those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Company to provide, each Company Employee whose employment is terminated by Parent, the Surviving Company or any of their respective Affiliates during the Continuation Period (other than for cause)with severance benefits that are no less favorable, in the aggregate, than those set forth on Section 6.10(a) of the Company Disclosure Letter.
(b) Without limiting the generality of Section 6.10(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, honor and continue all of the Company’s employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries as set forth in Section 6.10(b) of the Company Disclosure Letter, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), subject, in each case, to the terms and conditions of such arrangements including any provisions related to amendment, modification, termination and discontinuance.

(c) With respect to all employee benefit plans of Parent, the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans) in which Company Employees are first eligible to participate following the Effective Time (the “New Benefit Plans”), for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that for the avoidance of doubt such service need not be recognized for purposes of any retiree health or welfare arrangements, any frozen benefit plan, benefit accrual under any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d) Without limiting the generality of Section 6.10(a), Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any New Benefit Plan that is a welfare benefit plan in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. With respect to such New Benefit Plans, Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
(e) For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control” (or term of similar import) that relates to the Company, the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) of the Company under such Company Plan.
(f) With respect to any Company Employee whose principal place of employment is outside of the United States, Parent’s obligations under this Section 6.10 shall be modified to the extent necessary to comply with applicable Law of the foreign countries and political subdivisions thereof in which such Company Employee primarily performs his duties.

(g) Company shall provide an accurate and complete list upon the Closing of each Company Employee whose employment with the Company terminated within the ninety (90) days prior to the Closing Date, stating for each such employee the date of termination, the employee’s position and work location, and whether such termination was voluntary or involuntary, and if involuntary, whether it was for cause.
(h) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained in this Agreement is intended to prevent Parent, the Surviving Company or any of their Affiliates from, after the Effective Time, (i) amending or terminating any of their benefit plans in accordance with their terms or (ii) terminating the employment of any Company Employee.
Section 6.11 Notification of Certain Matters; Shareholder Litigation. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement, the Statutory Merger Agreement, or the Transactions and such party shall keep the other party reasonably informed regarding any such Action. Subject to applicable Law, the Company shall give due consideration to Parent’s advice with respect to such Action and shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense and settlement of any such Action, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.12 Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Statutory Merger Agreement, and the Merger (the “Merger Sub Shareholder Approval”).
Section 6.13 Client Consents. The Company shall, or shall cause the IA Subsidiary to, use commercially reasonable efforts to obtain the consent (which consent may take the form of negative consent, to the extent written consent is not required by such Client’s Advisory Contract or, if the Client is a Private Fund, the Private Fund’s Organizational Documents) of each Client to the deemed assignment of such Client’s Advisory Contract in connection with the transactions contemplated hereby (the “Advisory Client Consents”). In connection with obtaining the Advisory Client Consents, (a) the Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining such Advisory Client Consents and such other actions and, upon Parent’s request, make available to Parent copies of all such executed Advisory Client Consents and other records relating to the Advisory Client Consent process and (b) Parent shall have the right to review in advance of distribution the general forms of any notices or other materials to be distributed by the IA Subsidiary to Clients (or, if the Client is a Private Fund, any limited partner, member or beneficial owner of the Private Fund) and shall have the right to have its reasonable comments considered by the Company in a commercially reasonable manner prior to distribution.

Section 6.14 Financing Cooperation.
(a) The Company shall use its reasonable best efforts to provide, and to cause each of its Subsidiaries and their respective advisors, legal counsel, accountants, and representatives to use reasonable best efforts to provide, such reasonable cooperation (provided that, in each case, the requested cooperation does not unreasonably interfere with the ongoing operations of the Company and/or any of its Subsidiaries) that is customary in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to:
(i) assist in preparation for and participate in marketing efforts and lender presentations in connection with the Debt Financing at reasonable times and locations mutually agreed;
(ii) assist Parent with the preparation by Parent and the Debt Financing Sources of bank information memoranda and similar marketing documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda;
(iii) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable;
(iv) execute and deliver as of (but not prior to) the Closing any pledge and security documents, account control agreements, mortgages, other definitive financing documents, currency or interest hedging arrangements, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer (or other comparable officer) of the Company with respect to solvency matters after giving effect to the transactions contemplated hereby) (provided that, other than with respect to any customary representation letters referred to in clause (ii) above, (A) none of the documents or certificates shall be executed or delivered, except in connection with the Closing, and (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing; and
(v) provide all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent required by the Debt Commitment Letter.

(b) In connection with such cooperation, neither the Company nor any of its Subsidiaries shall be required to (i) pay any commitment or similar fee in connection with the Debt Financing prior to the Closing Date or bear or reimburse any costs or expenses or make any payment to obtain consent or to incur any other actual or potential liability or cause or permit any Lien to be placed on any of its assets in connection with the Debt Financing prior to Closing, in each case, for which it has not received prior reimbursement or is not otherwise fully indemnified by or on behalf of Parent, (ii) become an issuer or other obligor with respect to the Debt Financing, unless and until the Closing occurs, or (iii) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing that will be effective before the Closing Date. Parent shall, promptly, upon written request by the Company, reimburse the Company or any of its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket fees, costs, and expenses incurred by any the Company and its Subsidiaries or any of their respective representatives (including those of their accounting firms engaged to assist in connection with the Debt Financing and legal counsel) in connection with the cooperation required by this Section 6.14, and shall indemnify and hold harmless the Company and its Subsidiaries and each of their respective representatives from and against all losses, damages, claims, costs, or expenses (including reasonable attorneys’ fees) suffered or incurred by any of them directly or indirectly in connection with such Person complying with their obligations under this Section 6.14 and any information used in connection therewith.
(c) The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that would not harm or disparage the Company or the Company’s reputation, goodwill or marks and will comply with the Company’s reasonable usage requirements.
(d) Nothing in this Section 6.14 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement (unless, in each case, waived by Parent), (ii) require the Company or any of its Subsidiaries to waive or amend any terms of this Agreement or take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any of their respective Organizational Documents, any applicable Laws or the Existing Debt Documents or (iii) result in any officer, director employee, agent or other representative of the Company or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as officer) with respect to any matters relating to the Debt Financing.
Section 6.15 Existing Indebtedness. If requested by Parent, the Company shall use reasonable best efforts to cooperate with Parent and Merger Sub in taking such actions as are necessary under (x) the indentures listed in item (iii) of Section 4.16 of the Company Disclosure Letter and (y) the credit agreements listed in Section 4.03(c) of the Company Disclosure Letter (collectively, “Existing Debt Documents”) in respect of the Transactions, including delivering or causing a Subsidiary to deliver any such notices, agreements, documents, or instruments necessary, proper, or advisable to comply with the terms thereof, including the delivery of any officer certificates and opinions of counsel required to be delivered thereunder in connection with the Transactions. If and to the extent reasonably requested by Parent in writing, the Company shall use reasonable best efforts to cooperate with Parent and Merger Sub in either (a) arranging for the termination of Existing Debt Documents (or redemption of the relevant notes or debentures) at the Closing (or such other date thereafter as agreed to by Parent and the Company), which redemption shall be the sole responsibility of Parent, and the procurement of customary payoff letters and other customary release documentation in connection therewith (including with respect to the Existing Revolving Credit Facility) or (b) obtaining any consents required under any Existing Debt Documents to permit the consummation of the Transactions thereunder and obtaining any amendments to or other consents under the Existing Debt Documents as may be reasonably requested by Parent, and in each case, if reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, execute and deliver such customary notices, agreements, documents, or instruments necessary in connection therewith. Notwithstanding anything in this Section 6.15 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.15 to (i) incur or agree to incur any out-of-pocket expenses, unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any commitment, tender, consent, amendment fee or any fee similar to any of the foregoing, unless Parent provides the funding to the Company therefor, (iii) amend or agree to amend any Existing Debt Document, which amendment is not conditioned on the Closing, (iv) incur any liability in connection therewith prior to the Closing Date, unless contingent upon the occurrence of the Closing, (v) take any action that would unreasonably interfere with or unreasonably disrupt the normal operations and management of the Company and its Subsidiaries, (vi) take any action that the Company reasonably believes could (A) violate its or its Subsidiaries’ certificate of incorporation or bye-laws (or comparable documents), (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of the Company or its Subsidiaries or to a loss of any benefit to which the Company or its Subsidiaries is entitled under any provision of any Contract, or (D) result in the creation or imposition of any Lien on any asset of the Company or its Subsidiaries, (vii) waive or amend any terms of this Agreement, (viii) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached or to cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ix) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (x) fund any repayment, redemption, cash collateralization, or provide any “backstop” letters of credit prior to the Closing, or (xi) result in any of the Company’s or any of its Subsidiaries’ Representatives incurring any personal liability with respect to any matters relating to this Section 6.15. Parent shall defend, indemnify, and hold harmless the Company, any of its Subsidiaries, and any of their respective Representatives from, against, and in respect of any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs, and expenses (including fees of legal counsel) resulting from or incurred in connection with the cooperation hereunder or any information utilized in connection therewith. Notwithstanding this Section 6.15 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the Debt Financing, payoff letters, consents, amendments, or other similar actions described in this Section 6.15 and Section 6.14 be obtained.

Section 6.16 Equity Financing.
(a) Subject to the terms and conditions set forth herein, prior to the Closing, Parent shall use its reasonable best efforts to consummate and obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter no later than the date that the Closing is required to occur in accordance with Article II, including using reasonable best efforts to: (i) maintain in full force and effect the Equity Commitment Letter; (ii) satisfy all conditions to the funding of the Equity Commitment Letter that are within its control; (iii) comply on a timely basis with its obligations under the Equity Commitment Letter; (iv) consummate the Equity Financing at or prior to the date that the Closing is required to occur in accordance with Section 2.06; and (v) enforce its rights under the Equity Commitment Letter. Nothing in this Agreement shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than the Investors counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.
(b) Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to or waiver of any rights under the Equity Commitment Letter. For the avoidance of doubt, (i) nothing herein shall prohibit or prevent Parent from exercising any of its rights under the Equity Commitment Letter without the consent of the Company, including the right to assign any of its rights or obligations thereunder in accordance with the terms thereof, and (ii) nothing in this Agreement shall prohibit the assignment by any Investor of any of its rights or obligations under the Equity Commitment Letter in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Parent and Merger Sub may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, individually or in the aggregate, would not be reasonably likely to delay or prevent the Closing; (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Commitment Letter, adversely affect the rights of Parent or Merger Sub to enforce its rights against the other parties to the Equity Commitment Letter, or otherwise constitute a waiver or reduction of Parent’s or Merger Sub’s rights under the Equity Commitment Letter; and (iv) no such additional equity provider would (A) acquire ten percent (10%) or more of the equity securities of Parent or any of its Subsidiaries or (B) be granted a right to designate any member of the board of directors or other governing body of Parent or any of its Subsidiaries. Upon the consummation of the Equity Financing to Parent, in accordance with the Equity Commitment Letter, Parent shall draw down at Closing such amount of such Equity Financing as is required to make the full amount of payments it is required to make pursuant to Article III.
Section 6.17 Ratings. Subject to the other rights and terms of this Agreement, Parent shall not, and shall use its reasonable efforts to cause its control persons under applicable Law not to, knowingly take any action or knowingly fail to take any action with respect to the Transactions or the Company or any of its Subsidiaries that Parent, acting reasonably and assuming due consideration of the matter, believes is reasonably likely to result in a downgrade by A.M. Best or S&P of the financial strength ratings of the Company Insurance Subsidiaries. Parent shall ensure that all of the actions taken by it or any of its control persons under applicable Law, or on behalf of any of them, with respect to the Company or any of its Subsidiaries or the Transactions, will be consistent with the Summary Business Plan.

Section 6.18 Net CAT Losses.
(a) If, as of any time on or prior to March 3, 2019, one or more CAT Events has occurred during the Measurement Period and Parent, acting in accordance with the Agreed Standard, believes that Net CAT Losses arising from such CAT Events exceed the Specified Amount, then Parent may initiate the procedures contemplated by this Section 6.18 to determine the amount of Net CAT Losses by delivering a written notice to such effect to the Company. If Parent validly exercises its right to initiate such procedures pursuant to this Section 6.18 (the “Determination Right”), then the parties shall comply with the procedures set forth in clause (b) of Section 6.18 below. Parent may not exercise the Determination Right more than once, and may not exercise the Determination Right after March 3, 2019. If the Determination Right has been exercised, then the Closing will not occur until the Loss Report (as defined below) has been finally determined pursuant to this Section 6.18. If, after the Loss Report (as defined below) has been finally determined pursuant to this Section 6.18, all conditions to the Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then, unless the parties otherwise agree in writing, the Closing will occur on the 15th business day after the date on which the Loss Report is finally determined pursuant to this Section 6.18.
(b)
(i) If Parent exercises the Determination Right in accordance with Section 6.18(a) above, then the Company, acting in accordance with the Agreed Standard, shall within five Business Days after the Determination Right has been exercised deliver to Parent a written report (the “Loss Report”) setting forth the Company’s reasonable and good faith estimated calculation of Net CAT Losses as of the end of the month immediately preceding the month in which the Determination Right was exercised. In all cases, the amounts set forth on the Loss Report shall be determined, and the calculation of Net CAT Losses as reflected therein shall be made, in accordance with Applicable SAP and the Company’s historical practice for setting reserves and determining similar amounts.
(ii) Parent shall have ten business days to review the Loss Report and the calculations set forth therein (the “Review Period”). In furtherance of such review, the Company shall provide Parent and its Representatives with such reasonable access to the employees and Representatives of the Company, and to such documentation, records and other information of the Company relating to the information set forth on the Loss Report, as Parent may reasonably request.
(iii) If Parent, acting in accordance with the Agreed Standard (and based on then available information), disagrees with the Company’s Loss Report (including any amount or computation set forth therein) on the basis that the Loss Report is inaccurate and that, if the Loss Report were accurate, Net CAT Losses as reflected on such Loss Report would be greater than the Specified Amount, Parent may, on or prior to the last day of the Review Period, deliver a notice to the Company setting forth, in reasonable detail, each disputed item or amount and the basis for Parent’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Parent’s position as to the correct amount or computation that should have been included in the Loss Report.
(iv) If no Dispute Notice is received by the Company with respect to any item in the Loss Report on or prior to the last day of the Review Period, the amount or computation with respect to such items as set forth in the Loss Report shall be deemed accepted by Parent, whereupon the amount or computation of such item or items shall be final and binding on the parties.
(v) For a period of ten business days beginning on the date that the Company receives a Dispute Notice, if any, the Company and the Parent, each acting in accordance with the Agreed Standard, shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such two business-day period, the Company and Parent shall jointly engage a mutually agreeable independent nationally recognized third party actuarial or accounting firm (the “Independent Actuary”) to resolve the dispute.
(vi) Parent and the Company will direct the Independent Actuary to render a determination within fifteen business days after its retention, and Parent, the Company and their respective employees and Representatives will cooperate with the Independent Actuary, as applicable, during its engagement. the Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three business days) after the Independent Actuary’s engagement, as applicable, each submit to the Independent Actuary their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Actuary (with a copy thereof to the other party) within five business days after the first date on which both parties have submitted their respective initial submissions to the Independent Actuary. The Independent Actuary, as applicable, shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Actuary. The Independent Actuary, as applicable, shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Parent and the Company (each, an “Actuary Report”) in which the Independent Actuary, as applicable shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Loss Report.

(vii) The Actuary Report shall set forth, in reasonable detail, the Independent Actuary’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Loss Report, together with supporting calculations. In resolving any disputed item, the Independent Actuary (i) shall be bound to the principles of this Section 6.18 and the terms of this Agreement (including that the amounts set forth in the Loss Report shall be determined in accordance with the Agreed Standard, Applicable SAP and the Company’s historical practice for setting reserves and similar amounts; provided that the Independent Actuary may also review whether the amounts set forth on the Loss Report are reasonable based on industry practice and the nature of and circumstances surrounding any particular CAT Event or CAT Events), but (ii) shall limit its review to matters specifically set forth in the Dispute Notice and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.
(viii) All fees and expenses relating to the work of the Independent Actuary shall be paid by the party (that is, the Company or Parent) whose position with respect to the matter in dispute is furthest from the Independent Actuary’s final determination.
ARTICLE VII.
CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent, and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and either (i) the Bye-Law Amendment shall have been approved at the Company Shareholders Meeting or (ii) the affirmative vote in favor of the approval of this Agreement, the Statutory Merger Agreement, and the Merger of at least 66% of the voting power of the Company Shares entitled to vote, at a duly convened meeting of the Company shareholders at which a quorum is present in accordance with the Company’s Bye-Laws shall have been obtained.
(b) Other Approvals. (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications, or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Schedule I shall have been filed, have occurred, or been obtained and, if applicable, shall be in full force and effect (collectively, the “Required Regulatory Approvals”).

(c) No Injunctions or Restraints. No injunction, judgment, or ruling enacted, promulgated, issued, entered, amended, or enforced by any Governmental Authority (in each case, if with respect to any Antitrust Laws or Insurance Laws, solely with respect to the Required Regulatory Approvals) (collectively, “Restraints”) shall be in effect enjoining, restraining, or otherwise making illegal or prohibiting consummation of the Merger.
Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.02(a), Section 4.02(b) and Section 4.02(c) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.01, Section 4.02(d), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.14 and Section 4.24 shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in clause (b) of Section 4.06 shall be true and correct in all respects as of the Closing Date as if made on such date and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (iii) of this Section 7.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect”, and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct has not had and would not, individually or in the aggregate, constitute a Material Adverse Effect. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.
(b) Obligations and Agreements. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.
(c) No Parent Burdensome Condition. None of the consents, approvals, or authorizations set forth in Schedule I shall contain, require, or result in a Parent Burdensome Condition.
(d) Ratings. As of the Closing, the applicable financial strength ratings of the Company Insurance Subsidiaries identified on Schedule II that are: (i) issued by A.M. Best shall be “A (Excellent)” or a higher rating (provided that the placement of such ratings under review, including “under review with negative implications” or “under review with developing implications,” shall not constitute a failure of this condition); and (ii) that are issued by S&P shall be “A (Strong)” or a higher rating (provided that the placement of such ratings under review, including any “CreditWatch” action, or the attachment of any outlook to such ratings or “CreditWatch” action, including any “negative,” or “developing” outlook, shall not constitute a failure of this condition).

(e) No Triggering Event Notice Date. There shall not have been any Triggering Event Notice Date within the twenty (20) business day period immediately prior to the Closing Date or Parent shall have waived its right to terminate this Agreement in response to a Triggering Event pursuant to Section 6.01(c)(ii).
Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 5.02(a), Section 5.02(b), Section 5.02(d) and Section 5.10 shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect”, and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. The Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
(b) Obligations and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
ARTICLE VIII.
TERMINATION
Section 8.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):
(a) by the mutual written consent of the Company and Parent, duly authorized by each of the Company Board and the Parent Board;
(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to May 31, 2019 (as such date may be extended pursuant to the first proviso to this Section 8.01(b)(i) or, if applicable, Section 9.08, the “Walk-Away Date”); provided, however, that, if on such date the condition precedent to the consummation of the Merger and the other Transactions set forth in Section 7.01(b) shall not have been satisfied, but all other conditions precedent to the consummation of the Merger and the other Transactions have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to July 31, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party, if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, including its failure to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or
(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matter has been taken.
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date or, if reasonably capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i), if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants, or agreements hereunder;

(ii) prior to receipt of the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;
(iii) if the Company has caused (by action or failure to act) a Triggering Event pursuant to Section 6.01(c)(ii); provided that, with respect to any particular Triggering Event, Parent may only terminate this Agreement pursuant to this Section 8.01(c)(iii) on or prior to the 20th business day after the later of (A) the date on which the Company caused (by action or failure to act) such Triggering Event and (B) the date on which the Company notifies Parent that it caused (by action or failure to act) such Triggering Event (such later date, a “Triggering Event Notice Date”), after which date this Agreement may not be terminated pursuant to this Section 8.01(c)(iii) as a result of such Triggering Event; or
(iv) (iv) if (A) Parent has validly and timely exercised the Determination Right pursuant to Section 6.18, (B) the Loss Report has been finally determined pursuant to Section 6.18 and (C) Net CAT Losses as reflected on such finally determined Loss Report are greater than the Specified Amount; provided that, if this termination right becomes effective in accordance with its terms, then Parent may only terminate this Agreement pursuant to this Section 8.01(c)(iv) on or prior to the 10th business day after the Loss Report has been finally determined pursuant to Section 6.18.
(d) by the Company:
(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date or, if reasonably capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants, or agreements hereunder;
(ii) prior to receipt of the Company Shareholder Approval, concurrently with entering into a definitive agreement to implement a Superior Proposal in accordance with clause (ii) of the second sentence of Section 6.02(d); provided that, prior to or concurrently with such termination, the Company pays the amounts due under Section 8.03 in accordance with the terms thereof; or

(iii) if (A) all of the conditions in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing at such time) have been satisfied or waived, (B) the Company has notified Parent in writing at least three (3) business days prior to such termination that the Company is irrevocably ready, willing, and able to consummate the Closing, and (C) Parent and Merger Sub have failed to consummate the Closing within three (3) business days after the date by which the Closing is required to have occurred pursuant to Section 2.06.
Section 8.02 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.02, Section 8.03, Article IX and the last sentence of Section 6.02(c), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company, or their respective directors, officers, and Affiliates or the Debt Financing Sources Related Parties, except, subject in all respects to this Section 8.02, Section 8.03, Section 9.08 and Section 9.13, (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) no such termination shall relieve any party from liability for any Willful Breach by such party of any provision of this Agreement or actual, knowing fraud by such party with the intent to deceive or mislead any other party, regarding such first party’s representations and warranties herein (which shall not include constructive fraud or similar claims); provided, however, that in no event will the Parent Related Parties have any liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the Parent Termination Fee and subject in all respects to the limitations set forth in Section 8.03(e); provided that the parties acknowledge and agree that the immediately preceding proviso shall not apply to claims, if any, against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
Section 8.03 Company Termination Fee and Parent Termination Fee.
(a) In the event that:
(i) (A) this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) as a result of a material breach of by the Company of its obligations under Article VI (and not as a result of any other breach) (B) at any time after the date hereof and prior to the breach giving rise to Parent’s right to terminate under Section 8.01(c)(i), a Takeover Proposal shall have been made known to the Company Board or publicly announced or publicly made known to the holders of Company Shares and not withdrawn prior to such breach, and (C) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive written agreement to consummate any Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same-day funds upon the earlier of the consummation of the Takeover Proposal or the entry into a definitive agreement with respect thereto; provided that, for purposes of this Section 8.03(a)(i), the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;
(ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii), (B) at any time after the date hereof and prior to the Company Shareholders Meeting, a Takeover Proposal shall have been publicly announced or publicly made known to the holders of Company Shares and not publicly withdrawn prior to the Company Shareholders Meeting, and (C) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive written agreement to consummate any Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same-day funds upon the earlier of the consummation of the Takeover Proposal or the entry into a definitive agreement with respect thereto; provided, however, that, for purposes of this Section 8.03(a)(ii), the references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;
(iii) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds simultaneously with such termination;
(iv) this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds within two (2) business days after such termination; or
(v) this Agreement is terminated by the Company pursuant to (A) Section 8.01(d)(i) as a result of a material breach by Parent or Merger Sub of their respective obligations under Section 6.04 and at the time of such termination the conditions to the Closing set forth in Sections 7.01(a), 7.02(a), 7.02(b) and 7.02(d) and, other than with respect to the Required Regulatory Approvals required to be obtained by Parent or Merger Sub, Sections 7.01(b) and 7.01(c), have been satisfied or would have been satisfied if the Closing had occurred on such date of termination or (B) Section 8.01(d)(iii), Parent shall pay the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds within two (2) business days after such termination.

In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.
(b) Each of the parties acknowledges and hereby agrees that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, the other party commences an Action that results in a judgment against the non-paying party for the payment set forth in this Section 8.03, the non-paying party shall pay the other party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, subject in all respects to the limitations set forth in Section 8.03(e). Each of the parties acknowledge and hereby agrees that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as, and when required pursuant to this Section 8.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
(c) Notwithstanding anything to the contrary in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 8.03, Section 9.08 and Section 9.13 (including, in each case, the limitations set forth therein), if Parent or Merger Sub fails to effect the Closing when required by Section 2.06 for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful (including a Willful Breach) or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful (including a Willful Breach) or otherwise), then the Company’s right to seek (but never receive more than one of) (i) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 9.08 to cause the Merger Consideration to be paid and the Closing to occur, (ii) terminate the Agreement pursuant to Section 8.01 and seek monetary damages solely on the basis of actual, knowing fraud by Parent or Merger Sub with the intent to deceive or mislead the Company, regarding Parent’s or Merger Sub’s representations and warranties (subject in all respects to the limitations set forth in Section 8.03(e)) and (iii) terminate the Agreement pursuant to Section 8.01(d)(iii) and if, as, and when required pursuant to Section 8.03(a)(v), receive payment of the Parent Termination Fee, and, subject to the limitation set forth in clause (B) of Section 8.03(e), the costs and expenses of the Company pursuant to Section 8.03(b), and the reimbursement obligations set forth in Section 6.14(b) and Section 6.15 and the obligations to pay fees and expenses of the Independent Actuary pursuant to Section 6.18, be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the Company Related Parties, Representatives of the Company and any other person against the Parent Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary, under no circumstances can the Company receive more than one of the three remedies set forth in clauses (i), (ii) or (iii) of the previous sentence.

(d) Except (i) as provided in Section 8.03(c) or (ii) claims, if any, against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, no Parent Related Party will have any liability or obligation to the Company Related Parties, the Representatives of the Company, or any other Person, including any multiple, consequential, indirect, special, statutory, exemplary, or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents or certificates referenced herein or the transactions contemplated hereby or thereby or any breach of any representation, warranty, or covenant contained herein or therein, or the failure of such transactions to be consummated, or, in respect of any other Contract, document, or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort, or otherwise. The Company acknowledges and agrees that none of the Debt Financing Sources Related Parties nor any of their former, current, and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, or assignees shall have any liability or obligation to the Company Related Parties, the Representatives of the Company, or any other Person arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally, or otherwise) any of their obligations under the Debt Commitment Letters. Without limiting the foregoing, upon payment of the Parent Termination Fee, if, as, and when required pursuant to Section 8.03(a)(v) and the amounts, if any, as and when due pursuant to Section 8.03(b), no Parent Related Party shall have any further liability or obligation to the Company Related Parties, the Representatives of the Company, or any other Person, including any multiple, consequential, indirect, special, statutory, exemplary, or punitive damages, relating to or arising out of this Agreement, any other Transaction Document, or any other documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty, or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document, or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort, or otherwise.
(e) Notwithstanding anything to the contrary in this Agreement, any other Transaction Document, or any other agreement referenced herein or therein or otherwise, subject to Section 9.08, the maximum aggregate liability of the Parent Related Parties under the Transaction Documents or otherwise, collectively (including monetary damages for breach, whether willful, intentional, unintentional, or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.03(a)(v), plus (ii) the amounts, if any, due and owing to the Company pursuant to Section 8.03(b) and as a result of the reimbursement obligations set forth in Section 6.14(b) and Section 6.15 and the obligations to pay fees and expenses of the Independent Actuary pursuant to Section 6.18; provided that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 8.03(e) together with the aggregate amount of Parent’s obligations described in clause (b) of Section 8.02 exceed the amount of the Parent Termination Fee and (B) in no event shall the aggregate amount of Parent’s obligations described in clause (ii) of this Section 8.03(e) exceed $1,500,000, and in no event shall the Company Related Parties and the Representatives of the Company seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Termination Fee or any of the foregoing limitations (as applicable); provided, further, that the parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
ARTICLE IX.
MISCELLANEOUS
Section 9.01 No Survival of Representations and Warranties. This Article IX and the agreements of the Company, Parent, and Merger Sub contained in Article III, Section 6.08 and Section 6.10 shall survive the Effective Time. No other representations, warranties, obligations or agreements in this Agreement shall survive the Effective Time.
Section 9.02 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties, by action taken by the Parent Board and the Company Board; provided, however, that, (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the shareholders of the Company without such approval and (b) any modification or amendment of Section 8.02 (solely to the extent that it relates to the Debt Financing Sources Related Parties), clause (b) of this proviso of Section 9.02, clause (iv) of Section 9.06, Section 9.07(c), Section 9.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 9.13 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources, and Debt Financing Sources Related Parties that is adverse to the interests of the Debt Financing Sources Related Parties will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.
Section 9.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party, or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent, or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.04 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.04 shall be null and void.
Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person, other than the parties, any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article III, (ii) the provisions set forth in Section 6.08 of this Agreement, (iii) from and after the Effective Time, the rights of the holders of Company Awards to receive the payments contemplated by the applicable provisions of Section 3.03 in accordance with the terms and conditions of this Agreement and (iv) each Debt Financing Sources Related Party shall be a third-party beneficiary of Section 8.02 (solely to the extent that it relates to the Debt Financing Sources Related Parties), clause (b) of the proviso of Section 9.02, this clause (iv) of Section 9.06, Section 9.07(c), Section 9.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties), and Section 9.13 (solely to the extent that it relates to the Debt Financing Sources Related Parties). Notwithstanding the foregoing, the Company shall have the right to recover, following termination by the Company of this Agreement pursuant to Section 8.01(d)(i), through an Action brought by the Company, damages from Parent to the extent arising out of a Willful Breach of this Agreement by Parent subject in all respects to the limitations set forth in Section 8.03(e), in which event the damages recoverable by the Company for itself and on behalf of the holders of Company Shares shall be determined by reference to the total amount that would have been recoverable under the circumstances of such breach by such holders if all such holders brought an action against Parent and were recognized as third-party beneficiaries hereunder. The representations, warranties, covenants, and agreements in this

Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 9.03 without notice or liability to any other Person. In some instances, the representations, warranties, covenants, and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters, regardless of the knowledge of any of the parties. Consequently, Persons, other than the parties, may not rely upon the representations, warranties, covenants, and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.
(b) All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose, except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.10 of this Agreement. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c) Notwithstanding anything to the contrary contained in this Section 9.07, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable

Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement and/or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court, and (iv) that the provisions of this Section 9.07(c) shall apply to any such legal action.
Section 9.08 Specific Enforcement. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 9.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Walk-Away Date (or following the Walk-Away Date if, (i) in the case of the Company, the termination right in Section 8.01(b)(i) is unavailable to Parent or (ii) in the case of Parent, the termination right in Section 8.01(b)(i) is unavailable to the Company), any party brings any action, in each case, in accordance with this Section 9.08, to enforce specifically the performance of the terms and provisions hereof by any other party, or any party brings any action (whether in accordance with this Section 9.08 or otherwise) with respect to Section 2.07 or Section 6.18, or initiates any procedure to resolve disputes with respect to the Loss Report as contemplated by Section 6.18, the Walk-Away Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) business days or (y) by such other time period established by the court presiding over such action, as the case may be. Except as otherwise provided in this Agreement, and for the avoidance of doubt, subject in all respects to this Section 9.08, Section 8.02, Section 8.03, and Section 9.13 (and, in each case, the limitations set forth herein or therein), any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 8.02, Section 8.03 and this Section 9.08, concurrently seek (A) specific performance or other equitable relief, subject in all respects to this Section 9.08, and (B) payment of monetary damages pursuant to clause (b) of Section 8.02 or the Parent Termination Fee, if, as, and when required pursuant to Section 8.03(a)(v), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief to cause the Merger Consideration to be paid and the Closing to occur, on the one hand, and payment of any monetary damages whatsoever and/or the payment of the Parent Termination Fee, on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee, on the other hand. Notwithstanding anything to the contrary in this Agreement or any other agreement referenced herein or otherwise to the contrary, it is acknowledged and agreed that Parent has an obligation hereunder to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and such obligation of Parent, and the right of the Company to specific performance in connection with enforcing such obligation of Parent (whether under this Agreement or the Equity Commitment Letter), and the obligation of Parent to consummate the Merger, will be subject to the requirements that (I) all of the conditions set forth in Section 7.01 and Section 7.02 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing at such time); (II) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.06; and (III) the Company has irrevocably confirmed in a written notice to Parent that, if specific performance is granted and the Equity Financing is funded, then the Company would take such actions that are required of it by this Agreement to cause the Closing to occur (and the Company has not revoked, withdrawn, modified, or conditioned such irrevocable confirmation), and Parent and Merger Sub fail to complete the Closing within three (3) business days after delivery of the Company’s irrevocable written confirmation.
Section 9.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent or Merger Sub, to it at:
Highlands Holdings, Ltd.
c/o Apollo Management IX, L.P.
9 West 57th Street, 43rd Floor
New York, NY
Email: ahumphreys@apollolp.com; lmedley@apollolp.com
Attention: Alex Humphreys; Laurie Medley
with copies (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile: 312-853-7036
Email: pshwachman@sidley.com
Attention: Perry J. Shwachman
Email: scarney@sidley.com
Attention: Sean M. Carney
Email: asnyder@sidley.com
Attention: Adam M. Snyder
If to the Company, to:
Aspen Insurance Holdings Limited
141 Front Street
Hamilton, Bermuda HM19
Facsimile: 441-295-1829
Email: Mike.Cain@aspen.co
Attention: Michael Cain
with copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: 212-728-9616
Email: mgroll@willkie.com
Attention: Michael Groll
Email: rabbassi@willkie.com
Attention: Rajab S. Abbassi

or such other address, facsimile number, or email address as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof, if received prior to 5:00 p.m., Bermuda time, and such day is a business day in Bermuda. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 9.11 Severability. If any term, condition, or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.11 with respect thereto. Upon such determination that any term, condition, or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 9.12 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement, and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.
Section 9.13 Non-Recourse. Each party agrees, on behalf of itself and its Affiliates (and, in the case of the Company, the Company Related Parties, and, in the case of Parent, the Parent Related Parties), that all Actions, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law, or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein, and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in accordance with, and subject to the terms and conditions of, this Agreement (but subject to the exceptions set forth in the next sentence). Notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees, and acknowledges, on behalf of itself and its respective Affiliates (and, in the case of the Company, the Company Related Parties, and, in the case of Parent, the Parent Related

Parties), that no recourse under this Agreement, any other Transaction Document, or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Company Related Party, any Parent Related Party, and any Debt Financing Sources Related Party, and no other Person, including any Company Related Party, any Parent Related Party, and any Debt Financing Sources Related Party, shall have any liabilities or obligations (whether in contract or in tort, in Law, or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on, or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with, or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company, Parent, or Merger Sub, as applicable, may assert (subject with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.02 and this Section 9.13): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against each Guarantor under, if, as, and when required pursuant to the terms and conditions of, the Guarantee; (iii) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing, solely in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter; or (iv) against the Company, Parent, and Merger Sub, solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Parent and its Affiliates may assert, including by bringing an Action, against the Debt Financing Sources pursuant to the terms and conditions of the Commitment Letters. Notwithstanding anything to the contrary herein or otherwise, no Company Related Party, Parent Related Party, or Debt Financing Sources Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary, or punitive damages that may be alleged as a result of this Agreement, the other Transaction Documents, or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HIGHLANDS HOLDINGS, LTD.

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Director

HIGHLANDS MERGER SUB, LTD.

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Director
[Signature Page to Agreement and Plan of Merger]

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Christopher O’Kane
Name: Christopher O’Kane
Title: Director and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
STATUTORY MERGER AGREEMENT
A-1

EXHIBIT A
DATED [•], 2018
(1) HIGHLANDS HOLDINGS, LTD.
(2) HIGHLANDS MERGER SUB, LTD. and
(3) ASPEN INSURANCE HOLDINGS LIMITED

STATUTORY MERGER AGREEMENT

THIS STATUTORY MERGER AGREEMENT is dated as of [•], 2018
BETWEEN:
(1)    HIGHLANDS HOLDINGS, LTD., an exempted company incorporated under the laws of Bermuda having its registered office at [•] (Parent);
(2)    HIGHLANDS MERGER SUB, LTD., an exempted company incorporated under the laws of Bermuda having its registered office at [•] (Merger Sub); and
(3)    ASPEN INSURANCE HOLDINGS LIMITED, an exempted company incorporated under the laws of Bermuda having its registered office at 141 Front Street, Hamilton, Bermuda HM19 (Company).
WHEREAS:
(A)    Merger Sub is a wholly-owned subsidiary of Parent;
(B)    Pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated August 27, 2018 (Plan of Merger), and subject to the terms and conditions set forth therein, Parent, Merger Sub and the Company have agreed that Merger Sub will merge with and into the Company (Merger), with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act); and
(C)    This Agreement is the Statutory Merger Agreement referred to in the Plan of Merger.
NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:
1.    DEFINITIONS
Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Plan of Merger.
2.    EFFECTIVENESS OF MERGER
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company with the Company surviving such Merger and continuing as the Surviving Company and the Merger Sub shall cease to exist and shall be struck off the register of companies in Bermuda.
1

The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Plan of Merger.
The Merger shall be conditional on the satisfaction or waiver on or before the Effective Time of each of the conditions to Merger identified in Article VII of the Plan of Merger and the issuance of a Certificate of Merger by the Registrar of Companies in Bermuda.
The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.
Pursuant to Section 2.02 of the Plan of Merger, the parties to this Agreement have agreed to request that the Registrar of Companies in Bermuda provides in the Certificate of Merger that the Effective Time will be 10:00 a.m. Bermuda time (or such other time mutually agreed upon by the Company and Parent).
3.    NAME OF SURVIVING COMPANY
The Surviving Company shall continue to be named “Aspen Insurance Holdings Limited”.
4.    MEMORANDUM OF ASSOCIATION
The memorandum of association of the Surviving Company shall be substantially in the form of the memorandum of association of the Merger Sub immediately prior to the Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable law.
5.    BYE-LAWS
The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable law.
6.    DIRECTORS
The persons whose names and addresses are set out below being the directors of the Merger Sub immediate prior to the Effective Time, shall be the Board of Directors of the Surviving Company until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws:
[TBC]
2

7.    EFFECT OF MERGER ON SHARE CAPITAL
7.1    At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $0.015144558 per common share, of the Company (Company Shares) or any common shares, par value $0.01 per common share, of Merger Sub (Merger Sub Shares):
(a)    Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and become one duly authorized, validly issued, fully paid and non-assessable common share, par value $0.01 per common share, of the Surviving Company.
(b)    Each Company Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub, or any other direct or indirect wholly owned Subsidiary of Parent issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be canceled automatically and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.
(c)    Subject to Section 7.1(b) and Sections 7.3-7.5, each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $42.75, without interest (Merger Consideration). Subject to Sections 7.3-7.5, as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a Certificate) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a Book-Entry Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.02(b) of the Plan of Merger without interest.
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(d)    Subject to Sections 7.3-7.5, each 5.95% Preference Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preference share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the 5.95% Preference Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.
(e)    Subject to Sections 7.3-7.5, each 5.625% Preference Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preference share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the 5.625% Preference Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.
7.2    Company Equity Awards.
(a)    Prior to the Effective Time, the Company Board (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take all such other actions as may be required to provide the following, effective upon the Effective Time, subject to Section 3.02(g) of the Plan of Merger:
(i)    each restricted share unit granted under a Company Share Plan that is subject to performance-based vesting requirements (a Company Performance Unit) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the Merger Consideration; provided that, for purposes of determining the number of Company Performance Units outstanding immediately prior to the Effective Time, (1) with respect to any portion of a Company Performance Unit award with a performance period that has been completed, the number of shares shall be determined based on the actual level of performance achieved, and (2) with respect to any portion of a Company Performance Unit award with a performance period that has not been completed, any applicable performance-based vesting requirements shall be deemed to be achieved immediately prior to the Effective Time at target payout levels;
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(ii)    each phantom Company Share granted under a Company Share Plan that is subject to performance-based vesting requirements (a Company Phantom Share) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the Merger Consideration; provided that, for purposes of determining the number of Company Phantom Shares outstanding immediately prior to the Effective Time, (1) with respect to any portion of a Company Phantom Share award with a performance period that has been completed, the number of shares shall be determined based on the actual level of performance achieved, and (2) with respect to any portion of a Company Phantom Share award with a performance period that has not been completed, any applicable performance-based vesting requirements shall be deemed to be achieved immediately prior to the Effective Time at target payout levels; and
(iii)    each restricted share unit award granted under a Company Share Plan (a Company RSU Award) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (x) the sum of (1) the Merger Consideration and (2) any Per Share Accrued Dividend Equivalents in respect of such Company RSU Award times (y) the number of Company Shares subject to such Company RSU Award, which had not previously been settled.
(b)    Treatment of Company ESPP.
(i)    The Company shall take all actions necessary to (A) cause the Company’s Employee Share Purchase Plan, the 2008 Sharesave Scheme, as amended, and the International Employee Share Purchase Plan (collectively, the Company ESPP) not to (1) commence an offering period to purchase Company Shares that would otherwise begin after the end of any offering period in effect as of the date hereof, (2) accept payroll deductions to be used to purchase Company Shares under the Company ESPP after the end of any offering period in
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effect as of the date hereof or (3) ensure that no new participants be permitted to participate in the Company ESPP and that the existing participants thereunder may not increase their elections with respect to any offering period in effect as of the date hereof, and (B) cause the Company ESPP to terminate immediately after the purchases set forth in Section 7.2(b)(ii), if any, and immediately prior to the Effective Time.
(ii)    In the case of any outstanding purchase rights (the Company Share Purchase Plan Awards) under the Company ESPP, (A) immediately prior to the Effective Time (1) any offering period under the Company’s Employee Share Purchase Plan and the International Employee Share Purchase Plan shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Company Shares in accordance with the terms of the Company’s Employee Share Purchase Plan or the International Employee Share Purchase Plan (as applicable) and (2) such Company Shares shall be treated the same as all other Company Shares in accordance with Section 7.1(c), and (B) prior to the Effective Time (1) the Company shall promptly take all actions necessary to enable and require participants in the 2008 Sharesave Scheme, as amended, to utilize their accumulated payroll deduction to purchase newly issued Company Shares in accordance with the terms of the 2008 Sharesave Scheme, as amended, such that there are no outstanding purchase rights thereunder as at the Effective Time and (2) such Company Shares shall be treated the same as all other Company Shares in accordance with Section 7.1(c).
7.3    At the Effective Time, all Dissenting Shares shall automatically be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 7.1(c) with respect to Company Shares, the preferred shares of the Surviving Company as described in Section 7.1(d) with respect to 5.95% Preference Shares or the preferred shares of the Surviving Company as described in Section 7.1(e) with respect to 5.625% Preference Shares, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the Appraised Fair Value) is greater than, the Merger Consideration with respect to Company Shares, the value of the preferred shares of the Surviving Company as described in Section 7.1(d) with respect to 5.95% Preference Shares or the value of the preferred shares of the Surviving Company, as described in Section 7.1(e) with respect to 5.625% Preference Shares, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
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7.4    In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an Appraisal Withdrawal), such holder shall have no other rights with respect to such Dissenting Shares, other than as contemplated by Section 7.1.
7.5    The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions, or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.
7.6    Notwithstanding any provision of Article III of the Plan of Merger to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction.
8.    SETTLEMENT OF MERGER CONSIDERATION
Promptly after the Effective Time the exchange procedures identified in Section 3.02 of the Plan of Merger shall be implemented.
9.    MISCELLANEOUS
9.1    Termination, Amendment and Waiver
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(a)    This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between Parent, Merger Sub and the Company at any time prior to the Effective Time; and (ii) automatically upon termination of the Plan of Merger in accordance with its terms. Without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto (including those which have accrued under the Plan of Merger), if this Agreement is terminated pursuant to this Section then this Agreement shall terminate and there shall be no other liability between Parent and Merger Sub, on the one hand, or the Company, on the other hand.
(b)    The amendment and extension; waiver provisions set out in Sections 9.02 and 9.03 of the Plan of Merger shall apply to this Agreement mutatis mutandis.
9.2    Entire Agreement
Except as set out in the Plan of Merger, this Agreement and any documents referred to in this Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.
9.3    Execution in Counterparts
This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
10.    NOTICES
Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:
If to Parent or to Merger Sub, to:
Highlands Holdings, Ltd.
c/o Apollo Management IX, L.P.
9 West 57th Street, 43rd Floor
New York, NY
Attention: Alex Humphreys; Laurie Medley
Email: ahumphreys@apollolp.com; lmedley@apollolp.com
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with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Perry J. Shwachman
Facsimile: 312-853-7036
Email: pshwachman@sidley.com
If to the Company, to:
Aspen Insurance Holdings Limited
141 Front Street
Hamilton, Bermuda, HM19
Attention: Michael Cain
Facsimile: 441-295-1829
Email: Mike.Cain@aspen.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael Groll; Rajab S Abbassi
Facsimile: 212-728-9616
Email: mgroll@willkie.com; rabbassi@willkie.com
11.    GOVERNING LAW
The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suite, action arbitration or proceedings (Proceedings) which may arise out of or in connection with this agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.
Signature Page Follows
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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of PARENT

By:
Name:
Title:

SIGNED for and on behalf of MERGER SUB

By:
Name:
Title:

SIGNED for and on behalf of COMPANY

By:
Name:
Title:

EXHIBIT B
COMPANY BYE-LAW AMENDMENT
B-1

EXHIBIT B
COMPANY BYE-LAW AMENDMENT
The Company bye-laws will be amended by the replacement of bye-law 50 with the following:
“50. Notwithstanding the provisions of Bye-Laws 48-49 (in addition to any approval requirements set out in the Companies Act), (i) the following action shall be approved by the affirmative vote of at least a majority of the voting power of votes cast at a meeting of Shareholders (taking into account the provisions of Bye-Laws 63-67), in substitution for any higher voting requirement that would otherwise apply under the Companies Act: a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the Company to, a third party; and (ii) the following action shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of Shareholders (taking into account the provisions of Bye-Laws 63-67): discontinuance of the Company out of Bermuda to another jurisdiction. Any amendment to clause (i) of this Bye-law 50 shall be approved by the affirmative vote of at least a majority of the voting power of votes cast a meeting of Shareholders (taking into account the provisions of Bye-Laws 63-67). Any amendment to clause (ii) of this Bye-law 50 shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of Shareholders (taking into account the provisions of Bye-Laws 63-67).”

SCHEDULE I
REQUIRED REGULATORY APPROVALS
1.    Approval/expiration of waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
2.    Any necessary approvals or filings required under non-U.S. Antitrust Laws in jurisdictions in which parties typically would make such approvals or filings a condition to consummation of a transaction.
3.    Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer filing with, and approval (or non-disapproval) from, each of the North Dakota Insurance Department and Texas Department of Insurance with respect to the acquisition of Aspen Specialty Insurance Company and Aspen American Insurance Company, respectively.
4.    Letter of Notification to the Texas Department of Insurance by the Company pursuant to Section 823.161 of the Texas Insurance Code.
5.    Section 30E and 30J notification filings with, and approvals (or non-disapprovals) from, the Bermuda Monetary Authority with respect to Aspen Bermuda Limited, Peregrine Reinsurance Ltd. and Silverton Re Ltd.
6.    Section 30EA notification filing with, and approval (or non-disapproval) from, the Bermuda Monetary Authority with respect to Aspen Bermuda Limited.
7.    Section 30CA notification filing with, and approval (or non-disapproval) from, the Bermuda Monetary Authority with respect to Aspen Capital Management, Ltd.
8.    Written confirmation from the Bermuda Monetary Authority that it has no objection to Parent becoming a 50 percent shareholder controller of each Company Subsidiary registered under the Bermuda Insurance Act.
9.    Section 178 change of control applications to, and approval or consent from, the UK Prudential Regulatory Authority and the Financial Conduct Authority in respect of the acquisition of Aspen Insurance UK Limited and Aspen Managing Agency Limited.
10.    Section 178 change of control applications to, and approval or consent from, the UK Financial Conduct Authority in respect of the acquisition of Aspen Risk Management Limited and Aspen UK Syndicate Services Limited.
11.    Such pre-acquisition change of control notifications to, and approval or consent from, Lloyd’s as are required in respect of the acquisition of Aspen Managing Agency Limited, Aspen UK Syndicate Services Limited, and Aspen Underwriting Limited.
12.    Such voluntary clearance statement to the Pensions Regulator as may be required in respect of a corporate transaction that is regarded as a “Type A event” that would be materially detrimental to the ability of the scheme to meet its liabilities in connection with AIUK Trustees Limited.
13.    Such pre-acquisition filing to, and (where required by applicable Law) approval (or non-disapproval) from, the Australian Prudential Regulation Authority (and any other applicable Governmental Authorities in Australia) as may be required in connection with a change of control of Aspen Insurance UK Limited (Australia branch).
14.    Such pre-acquisition notice to and filings with, and (where required by applicable Law) approval (or non-disapproval) from, the Jersey Financial Services Commission as may be required in connection with the change of control of APJ Asset Protection Jersey Limited.
15.    Such pre-acquisition notice to and filings with, and (where required by applicable Law) approval (or non-disapproval) from, the Dubai Financial Services Authority as may be required in connection with the change of control of Aspen UK Syndicate Services Limited (Dubai Branch).
16.    Such change of control application to, and (where required by applicable Law) approval (or non-disapproval) from, the Bank of Ireland as may be required in connection with the acquisition of Aspen Insurance Ireland Designated Activity Company.
17.    Any necessary approvals or filings required under the Insurance Laws of Italy with respect to the indirect acquisition by Parent of the Company’s minority stake in Bene Assicurazioni.
18.    Such pre-acquisition notices to the Monetary Authority of Singapore as may be required in connection with the change of control of Aspen Insurance UK Limited (Singapore Branch) and Aspen Singapore Pte. Ltd.
19.    Such pre-acquisition notice to and filings with the Office of the Superintendent of Financial Institutions of Canada as may be required in connection with the change of control of Aspen Insurance UK Limited (Canada Branch).

SCHEDULE II
RATINGS
A.M. BEST
Aspen Insurance UK Limited
Aspen Bermuda Limited
Aspen Specialty Insurance Company
Aspen American Insurance Company
S&P
Aspen Insurance UK Limited
Aspen Bermuda Limited